ONEIDA LTD.
Preliminary Draft 4-25-06

FINANCIAL STATEMENTS
For the fiscal years ended January 28, 2006 and January 29, 2005. (Unaudited)

                          Index to Financial Statements
                                   (Unaudited)

                                                                                                              Page
                                                                                                              ----
Consolidated Statements of Operations: Years ended January 2006 and 2005 ..................................     2

Consolidated Balance Sheets: January 28, 2006 and January 29, 2005 ........................................     3

Consolidated Statements of Changes in Stockholders' Equity (Deficit): Years ended January 2006 and 2005....     4

Consolidated Statements of Comprehensive (Loss) Income: Years ended January 2006 and 2005..................     5

Consolidated Statements of Cash Flows: Years ended January 2006 and 2005 ..................................     6

Notes to Consolidated Financial Statements.................................................................     7

                                   ONEIDA LTD.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                  (Thousands of Dollars, except per share data)
                                   (Unaudited)
                                   Years ended

                                                            January 28,   January 29,
                                                               2006          2005
                                                            -----------   -----------
Revenues:
   Net sales ............................................   $   347,830   $   415,036
   License fees .........................................         2,989         2,429
                                                            -----------   -----------
Total Revenues ..........................................       350,819       417,465
                                                            -----------   -----------

Cost of sales ...........................................       227,053       325,584
                                                            -----------   -----------

Gross margin ............................................       123,766        91,881

Operating expenses:
      Selling, distribution and administrative expense ..        99,887       124,624
      Restructuring (income) expense (Note 3) ...........         5,478          (323)
      Impairment loss on depreciable assets (Note 3) ....             -        37,314
      Impairment loss on intangible assets (Note 3) .....         6,591        19,836
      Gain on the disposal of fixed assets ..............          (333)       (4,573)
                                                            -----------   -----------
         Total ..........................................       111,623       176,878
                                                            -----------   -----------

Income (loss) from operations ...........................        12,143       (84,997)
Other income (Note 14) ..................................        (2,650)      (66,550)
Other expense (Note 14) .................................         2,376         7,190
Interest expense and amortization of deferred
   financing costs ......................................        33,035        22,637
                                                            -----------   -----------

Loss before income taxes ................................       (20,618)      (48,274)
Provision for income taxes (Note 4) .....................         1,358         2,855
                                                            -----------   -----------
Net loss ................................................   $   (21,976)  $   (51,129)
                                                            ===========   ===========

Preferred stock dividends ...............................          (129)         (129)
                                                            -----------   -----------
Net loss available to common stockholders ...............   $   (22,105)  $   (51,258)
                                                            ===========   ===========

Loss per share of common stock
      Net loss:
            Basic .......................................   $     (0.47)  $     (1.68)
            Diluted .....................................         (0.47)        (1.68)

See notes to consolidated financial statements.

                                                    ONEIDA LTD.
                                            CONSOLIDATED BALANCE SHEETS
                                               (Thousand of Dollars)
                                                    (Unaudited)

                                                                               January 28,    January 29,
                                                                                  2006            2005
                                                                               -----------    -----------
ASSETS (Note 9)
Current assets:
   Cash ....................................................................   $     2,758    $     2,064
   Trade accounts receivables, less allowance for doubtful
   accounts of $1,344 and $3,483, respectively (Note 5) ....................        46,684         53,226
   Other accounts and notes receivable (Note 5) ............................         2,237          1,398
   Inventories, net of reserves of $6,328 and $22,405,
   respectively (Note 6) ...................................................        96,726        106,951
   Other current assets ....................................................         4,641          3,789
                                                                               -----------    -----------
      Total current assets .................................................       153,046        167,428
Property, plant and equipment, net (Note 7) ................................        20,268         23,149
Assets held for sale .......................................................         5,595          1,263
Goodwill ...................................................................       116,086        121,103
Other assets ...............................................................         5,176         15,869
                                                                               -----------    -----------
      Total assets .........................................................   $   300,171    $   328,812
                                                                               ===========    ===========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
   Short-term debt (Note 9) ................................................   $   219,386    $     9,577
   Accounts payable ........................................................        10,691         14,735
   Accrued liabilities (Note10) ............................................        28,847         33,651
   Accrued restructuring (Note 3) ..........................................         1,169            524
   Accrued pension liabilities (Note 11) ...................................        19,277         17,667
   Deferred income taxes (Note 4) ..........................................           494          1,214
   Long term debt classified as current (Note 9) ...........................         1,597          2,572
                                                                               -----------    -----------
      Total current liabilities ............................................       281,461         79,940
Long term debt (Note 9) ....................................................           218        204,344
Accrued postretirement liability (Note 11) .................................         2,515          2,633
Accrued pension liability (Note 11) ........................................        27,536         24,254
Deferred income taxes (Note 4) .............................................        10,404          9,087
Other liabilities ..........................................................        11,334         12,173
                                                                               -----------    -----------
      Total liabilities ....................................................       333,468        332,431
Commitments and contingencies (Note 8 and Note 16)
Stockholders' equity (deficit):
Cumulative 6% preferred stock--$25 par value; authorized
   95,660 shares, issued 86,036 shares, callable at $30 per share ..........         2,151          2,151
Common stock--$100 par value; authorized 48,000,000 shares,
   issued 47,781,288 .......................................................        47,781         47,781
Additional paid-in capital .................................................        84,719         84,719
Retained deficit ...........................................................      (106,038)       (84,062)
Accumulated other comprehensive loss .......................................       (40,341)       (32,639)
Less cost of common stock held in treasury; 1,149,364 ......................       (21,569)       (21,569)
                                                                               -----------    -----------
      Total Stockholders' equity (deficit) .................................       (33,297)        (3,619)
                                                                               -----------    -----------
         Total liabilities and stockholders' equity (deficit) ..............   $   300,171    $   328,812
                                                                               ===========    ===========

See notes to consolidated financial statements.

                                   ONEIDA LTD.
      CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
                             (Thousands of Dollars)
                                   (Unaudited)

                                                                           Add'l    Retained    Accum. Other
                                           Common   Common    Preferred   Paid-in   Earnings        Comp.      Treasury
                                           Shares    Stock      Stock     Capital   (Deficit)     Inc(Loss)      Stock      Total
                                           -------  --------  ----------  --------  ---------   ------------   --------   ---------
Balance January 31, 2004 ................   17,883  $ 17,883  $    2,151  $ 84,561  $ (32,933)   $   (27,493)  $(21,569)  $  22,600
Common Stock issuance related to
restructured debt .......................   29,853    29,853                   147                                           30,000
Stock plan activity, net of tax                 45        45                    11                                               56
Net loss ................................                                             (51,129)                              (51,129)
Foreign currency translation
adjustment ..............................                                                                773                    773
Minimum pension liability
 adjustments, net of tax benefit of $0 ..                                                             (5,919)                (5,919)
                                           -----------------------------------------------------------------------------------------
Balance January 29, 2005 ................   47,781    47,781       2,151    84,719    (84,062)       (32,639)   (21,569)     (3,619)
Net loss ................................                                             (21,976)                              (21,976)
Foreign currency translation
 adjustment .............................                                                               (816)                  (816)
Minimum pension liability
 adjustments, net of tax benefit of $0 ..                                                             (6,886)                (6,886)
                                           -----------------------------------------------------------------------------------------
Balance January 28, 2006 ................   47,781  $ 47,781  $    2,151  $ 84,719  $(106,038)   $   (40,341)  $(21,569)  $ (33,297)
                                           =========================================================================================

See notes to consolidated financial statements.

                                   ONEIDA LTD.
             CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME
                             (Thousands of Dollars)
                                   (Unaudited)

                                                                            January 28,    January 29,
                                                                               2006           2005
                                                                            -----------    -----------
Net (loss) ..............................................................   $   (21,976)   $   (51,129)

Other comprehensive loss:
Foreign currency translation adjustments, net of income tax
   benefit of $0 ........................................................          (816)           773

Minimum pension liability adjustments, net of income tax benefit of $0 in
   January 28, 2006, January 29, 2005, respectively .....................        (6,886)        (5,919)
                                                                            -----------    -----------

Total other comprehensive loss ..........................................        (7,702)        (5,146)
                                                                            -----------    -----------

Comprehensive (loss) ....................................................   $   (29,678)   $   (56,275)
                                                                            ===========    ===========

Accumulated other comprehensive loss ....................................   $   (40,341)   $   (32,639)
                                                                            ===========    ===========

See notes to consolidated financial statements.

                                   ONEIDA LTD.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Thousands of Dollars)
                                   (Unaudited)

Year ended in January                                                            2006        2005
                                                                            ---------   ---------
CASH FLOW (USED IN) PROVIDED BY OPERATING ACTIVITIES:
   Net (loss) ...........................................................   $ (21,976)  $ (51,129)
    Adjustments to reconcile net (loss) to net cash provided by operating activities:
      Non-cash interest (Payment in Kind) ...............................      15,059       5,798
      Depreciation ......................................................       2,305      12,063
      Impairment of long lived assets ...................................           -      37,314
      Impairment of other intangible assets .............................       6,591      19,836
      Accrued restructuring .............................................         645      (6,876)
      Inventory write downs .............................................         (22)     19,726
      Pension plan amendment ............................................           -       3,566
      Post retirement health care plan amendment ........................           -     (65,684)
      Gain on disposition of properties and equipment ...................        (333)     (4,573)
      Deferred taxes ....................................................         598         477
      Bad debt (benefit) expense ........................................      (2,139)        522
      Decrease (increase) in operating assets:
         Receivables ....................................................       7,321       7,500
         Inventories ....................................................       8,775      14,311
         Other current assets ...........................................        (917)      2,386
         Other assets ...................................................       8,640      (9,135)
      Increase (decrease) in accounts payable ...........................      (3,687)     (7,154)
      Increase (decrease) in accrued liabilities ........................        (923)      8,217
      Pension plan contributions ........................................      (4,971)     (3,924)
      Increase (decrease) in other liabilities ..........................         231     (10,604)
      Effect of foreign currency on intercompany balances ...............        (647)        197
                                                                            ---------   ---------
         Net cash provided by (used in) operating activities ............      14,550     (27,166)
                                                                            ---------   ---------
CASH FLOW FROM INVESTING ACTIVITIES:
   Purchases of properties and equipment ................................      (4,758)     (3,623)
   Proceeds from dispositions of properties and equipment ...............       1,553      13,778
                                                                            ---------   ---------
         Net cash (used in) provided by investing activities ............      (3,205)     10,155
                                                                            ---------   ---------
CASH FLOW FROM FINANCING ACTIVITIES:
   Proceeds from issuance of common stock ...............................           -          56
   (Payments)/borrowings of short-term debt net .........................      (3,892)      1,668
   Proceeds from issuance of long-term debt .............................           -       7,490
   Payments of long-term debt net of non-cash interest ..................      (6,458)          -
   Dividends paid .......................................................           -           -
                                                                            ---------   ---------
         Net cash (used in) provided by financing activities ............     (10,350)      9,214
                                                                            ---------   ---------
EFFECT OF EXCHANGE RATE CHANGES ON CASH .................................        (301)        (25)
                                                                            ---------   ---------
NET INCREASE (DECREASE) IN CASH .........................................         694      (7,822)
CASH AT BEGINNING OF YEAR ...............................................       2,064       9,886
                                                                            ---------   ---------
CASH AT END OF YEAR .....................................................   $   2,758   $   2,064
                                                                            =========   =========
SUPPLEMENTAL CASH FLOW DISCLOSURES:
   Cash paid during the year for:
      Interest ..........................................................   $  15,290   $  20,395
      Income taxes ......................................................   $   1,156   $     533
      Non-cash investing activity:
      Non-cash issuance of common stock .................................           -   $  30,000

See notes to consolidated financial statements.

                                   ONEIDA LTD.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                (Thousands of Dollars Except Share and Per Share)
                                   (Unaudited)

1. SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries. The Company uses a 52-53 week fiscal year ending on the last Saturday in January. The fiscal year ended January 28, 2006 included 53 weeks of activity while the previous fiscal year included 52 weeks of activity. The financial statements of certain non U.S. subsidiaries are consolidated with those of the parent on the basis of years ending in December. All significant intercompany transactions have been eliminated in consolidation. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included.

Use of Estimates

The preparation of financial statements in conformity with accounting principals generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. The most significant estimates and assumptions inherent in the Company's financial statements include those made regarding valuation of accounts receivable, inventory, goodwill, deferred tax assets, contingent liabilities and the Company's pension, postretirement, self insured workers compensation and self insured medical plans. Actual results could differ from those estimates.

Foreign Currency Transactions

All balance sheet accounts denominated in a foreign currency are translated into U.S. dollars at the rate of exchange in effect at year-end. Foreign exchange gains or losses are recorded when payments of liabilities are made. The gains or losses resulting from the above are included in the results of operations.

Reclassifications

Certain reclassifications have been made to the prior year's information to conform to the current year presentation.

Comprehensive Income (Loss)

Comprehensive income (loss), in addition to net income (loss), includes as income or loss, the following items, which if present are included in the equity section of the balance sheet: unrealized gains and losses on certain investments in debt and equity securities; foreign currency translation; gains and losses on derivative instruments designated as cash flow hedges; and minimum pension liability adjustments. The Company has reported comprehensive income in the Consolidated Statements of Comprehensive (Loss) Income.

Stock Option Plans

The Company has elected to continue following APB No. 25 "Accounting for Stock Issued to Employees" (APB 25), and related interpretations, in accounting for its two stock-based compensation plans. Under APB 25, compensation expense is not required to be recognized for the Company's stock-based compensation plans if options granted to employees are at prices equal to or greater than fair value at the date of grant. Under Statement of Financial Accounting Standards No. 123 ("SFAS 123") "Accounting for Stock Based Compensation", compensation expense would be recognized for the fair value of the options on the date of grant over the vesting period of the options.

Application of the fair-value based accounting provision of SFAS 123 results in the following pro forma amounts of net (loss) income and earnings (loss) per share:

                                                               2006        2005
                                                         ----------   ---------

Net loss, as reported ................................   $  (21,976)  $ (51,129)

Less: Total stock-based employee compensation expense
   determined under Black-Scholes option pricing
   model, net of related tax effect of $0 and $0,
   respectively ......................................          (15)     (2,891)
                                                         ----------   ---------

Pro forma net loss ...................................   $  (21,991)  $ (54,020)
                                                         ==========   =========

Earnings (loss) per share:
      As reported: Basic .............................   $     (.47)  $   (1.68)
                   Diluted ...........................         (.47)      (1.68)
      Pro forma: Basic ...............................         (.47)      (1.77)
                   Diluted ...........................         (.47)      (1.77)

There was no stock based employee compensation expense included in the Consolidated Statement of Operations. In August 2004, the Company underwent a change in control in connection with its financial restructuring that triggered accelerated vesting of certain unvested employee stock options. During the quarter ended July 30, 2005, the Company reviewed the accounting for its stock option plans and determined that a change in vesting occurred as a result of the August 2004 change in control. The Company determined the impact of the accelerated vesting, taking into consideration the amount of pro-forma expense reported to date, and has restated the prior year's pro-forma calculation to include those remaining vesting costs that would have been reported at the January 29, 2005 balance sheet date. The effect on the prior year pro-forma calculation was a deduction of $1,641 and the related per share amounts was $.04 for the year ended January 29, 2005. As of the end of fiscal year January 28, 2006, all employee stock options were fully vested.

During 2005, the Company terminated the Employee Stock Purchase Plan (ESPP), the impact of which is accounted for and described in Note 13.

Loss per Share

Basic and diluted loss per share are presented for each period in which a statement of operations is presented. Basic loss per share is computed by dividing net loss less preferred stock dividends earned, even if not declared, by the weighted average shares actually outstanding for the period. Diluted loss per share include the potentially dilutive effect of shares issuable under the employee stock purchase and incentive stock option plans. The Company had anti-dilutive shares outstanding of 794 and 646 for 2006 and 2005, respectively. These shares are not part of the calculation in determining earnings per share.

Cash and Cash Equivalents

Cash and cash equivalents include securities with original maturities of three months or less.

Allowance for Doubtful Accounts

The Company evaluates the adequacy of the allowance for the doubtful accounts on a periodic basis. The evaluation includes historical trends in collections and write-offs, management's judgment of the probability of collecting accounts and management's evaluation of business risk. The evaluation is inherently subjective, as it requires estimates that are susceptible to revision as more information becomes available. Accounts are determined to be uncollectible when the balance is deemed to be worthless or only recoverable in part and are written off at that time through a charge against the allowance.

Inventories

Inventories are valued at the lower of cost or market value. Approximately 1.01% and 21% of inventories are valued under the last-in, first-out (LIFO) method in 2006 and 2005, respectively, with the remainder valued under the first-in, first-out (FIFO) method.

The dollar value of the Company's reserve for inventories valued under the last-in, first-out (LIFO) method was $96 and $5,564, respectively for the fiscal years ended January 28, 2006 and January 29, 2005.

Property, Plant and Equipment

Property, plant, equipment and tooling are stated at cost. Depreciation is provided over the estimated useful lives of the related assets, generally using the straight-line method. The depreciable lives assigned to buildings are 20-50 years, while equipment and tooling is depreciated over 3-16 years. Ordinary maintenance and repairs are charged to operations as incurred. Gains and losses on disposition or retirement of assets are reflected in the consolidated statements of operations as incurred.

Interest relating to the cost of constructing certain fixed assets requiring an extended period of time to get ready for their intended use are capitalized and amortized over the asset's estimated useful life.

Barter

The Company has entered into various barter transactions exchanging inventory for future barter credits to be utilized on advertising and other goods and services.

The credits are recorded at the fair value of the inventory exchanged in accordance with APB 29, "Accounting for Non-Monetary Transactions" and Emerging Issues Task Force 93-11 "Accounting for Barter Transactions". The value of the barter credits totaled $0 and $493 net of reserves of $4,963 and $4,469 at January 28, 2006 and January 29, 2005, respectively, and expire in December 2010. See the section below ("Impairment of Intangible Assets") which describes the $493 and $3,990 impairment losses on barter credits recorded during the years ended January 28, 2006 and January 29, 2005, respectively.

Impairment of Intangible Assets

As a result of the reduced use of barter credits, it became apparent that it is probable that the Company will not utilize all of its remaining barter credits. The Company performed an evaluation to determine if the barter credits were subject to a possible impairment loss. Due to the projected cash flow being less than the book value, it was determined that an impairment loss existed and as a result, an impairment charge of $493 and $3,990 were recorded as a charge in the consolidated statements of operations under the caption "Impairment loss on intangible assets" for the years ended January 28, 2006 and January 29, 2005, respectively.

As a result of decreased sales in certain European markets the Company determined that an impairment loss existed associated with an intangible asset for product distribution rights. Due to the decreased sales associated with the distribution rights the Company booked an impairment charge of $1,719 in the consolidated statements of operations under the caption "Impairment loss on intangible assets" for the year ended January 28, 2006.

In addition to the impairment loss on barter credits and distribution rights, the Company recorded impairment charges on goodwill of $4,233 and $15,846 for the years ended January 28, 2006 and January 29, 2005, respectively. These charges are also included under the caption "Impairment loss on intangible assets". See the section below ("Goodwill and Intangibles") for additional information.

Goodwill and Intangibles

Effective January 27, 2002, the Company adopted the provisions of SFAS No. 142 (FAS 142), "Goodwill and Other Intangible Assets" which requires companies to cease amortizing goodwill and certain intangible assets deemed to have an indefinite useful life. Instead, FAS 142 requires that goodwill and intangible assets deemed to have an indefinite useful life to be reviewed for impairment upon adoption of FAS 142 and annually thereafter, or if there is a triggering event. Under FAS 142 goodwill is tested under a two step approach. The first step requires the determination of the fair value of the reporting unit compared to the book value of that reporting unit. If the book value exceeds the fair value, a second step impairment test is required to measure the amount of impairment.

The Company performs its annual impairment test during the third quarter. The results of the impairment test performed as part of the Company's annual impairment analysis resulted in an impairment charge on goodwill of $4,233 and $15,846 for the years ended January 28, 2006 and January 29, 2005, respectively. The methodologies used to estimate fair value include the use of estimates and assumptions, including projected revenues, earnings and cash flows. The carrying value exceeded the fair value resulting in the impairment charge. The charge is recorded in the statement of operations under the caption "Impairment loss on intangible assets".

The change in the carrying amount of goodwill for the fiscal years ended January 28, 2006 and January 29, 2005 is as follows:

                                                            2006         2005
                                                         ----------   ---------
Balance at beginning of year .........................   $  121,103   $ 136,118
Impairment charges ...................................       (4,233)    (15,846)
Foreign currency translation .........................         (784)        831
                                                         ----------   ---------
Balance at end of year ...............................   $  116,086   $ 121,103
                                                         ==========   =========

The gross carrying value and accumulated amortization of amortized intangible assets totaled $2,880 and $2,880, and $2,880 and $1,099, for the fiscal years ended January 28, 2006 and January 25, 2005, respectively (See Note 3).

Derivatives Transactions

Financial Accounting Standards, SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities" establishes accounting and reporting standards for derivative instruments. The Company utilizes foreign exchange contracts in order to hedge the effects of foreign currency fluctuations. Under this Statement, if the derivative is designed and qualifies as a cash flow hedge, the changes in fair value of the derivative instrument may be recorded in comprehensive income. In fiscal 2006 and 2005, the Company's transactions did not meet the hedge accounting criteria and accordingly, any gains or losses on the fair value of the forward contracts have been recognized through earnings.

Fair Value of Financial Instruments

The estimated fair values of the Company's financial instruments, principally long-term debt, are estimated using discounted cash flows, based on current market rates for similar borrowings. The carrying amounts for short-term borrowings approximate their recorded values.

Self Insurance

The Company self-insures its workers compensation, group medical and short term disability plans. Self-insurance liabilities are actuarially calculated based on claims filed and an estimate of claims incurred but not yet reported. Projection of losses concerning these liabilities is subject to a high degree of variability due to factors such as claim settlement patterns, litigation trends, legal interpretations, future levels of health care costs and the selection of discount rates.

Employee Benefit Plans

The actuarial determination of the Company's obligations and expense for the Company sponsored pension and postretirement benefits is dependent on the Company's selection of assumptions including the discount rate, expected long-term rate of return on plan assets, rates of compensation increase and health care cost trend rate. Significant differences between our actual experience and significant changes in our assumptions may materially affect pension and postretirement obligation expense.

Revenue Recognition

Revenues consist of sales to customers and license fees. Wholesale revenues are recognized when title passes and the risks and rewards of ownership have transferred to the customer, based on the shipping terms FOB shipping point pursuant to the Company's invoice. Retail store revenues are recognized at the time of sale. Amounts charged to customers for shipping are recognized in revenues. The Company has established an allowance for merchandise returns and markdowns based on historical experience, product sell-through performance by product and by customer, current and historical trends in the tableware industry and changes in demand for its products. The returns allowance is recorded as a reduction in revenues for the estimated sales value of the projected merchandise returns and as a reduction in cost of sales for the corresponding cost amount. Markdown allowances are estimated and deducted from revenue at the time that revenue is recognized. From time to time actual results will vary from the estimates that were previously established. Due to the existence of monitoring systems, the Company's visibility into its customers' inventory levels and the ongoing communication with its customers, the Company is able to identify variances in its estimates in a timely manner, that are then properly reflected in its financial statements.

The Company licenses the ONEIDA name for the use of third parties on products complementary to the Company's own core tableware lines. In accordance with the terms of these license agreements, license fees are received quarterly and are based on a percentage of the licensee's reported sales. Revenue is recognized quarterly as fees are received, and there are no advance license payments.

Costs and Expenses

Cost of Sales include product costs such as manufacturing salaries and related employee benefits, material costs such as raw materials, supplies and products purchased for resale, shipping costs, maintenance costs, process engineering, depreciation, and utility costs. Purchasing, receiving and inspection costs are considered cost of sales.

Selling, distribution and administrative costs are period costs and include selling, distribution and administrative salaries and expenses, and related employee benefits, selling, distribution and administrative travel expenses, promotional expenses, distribution operating supplies and warehousing costs and professional fees. Warehousing, internal transfer costs and other distribution network costs are included in selling, distribution and administrative expenses and amounted to $20,248 and $26,046 for the fiscal years ended January 2006 and 2005, respectively.

Treasury Stock

As of January 2004, the Company had been authorized by the Board of Directors to repurchase up to 434,000 additional shares. However, under the current banking covenants, the Company is restricted from repurchasing any additional shares at this time.

Advertising Costs

The Company expenses advertising costs as incurred during the year. Through January 2005, the Company maintained Co-Operative Advertising Agreements ("Co-Op") with major customers, which grant an allowance for advertising the Company's products in their catalogs and retail inserts. The Company follows Emerging Issues Task Force ("EITF") Statement No. 01-9, "Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of Vendor's Products"), which requires cash consideration given by a vendor to a customer to be shown as advertising expense when the vendor receives an identifiable benefit and the fair value of such benefit can be reasonably estimated. During the year, the customers submitted the actual advertising expenses, which reduced the advertising allowance. In addition, the Company advertised its products within various publications, and recorded the expenses in selling and administrative expenses. Product and cooperative advertising were reported in the statement of operations. The amounts were $388 and $862 during fiscal years ended 2006 and 2005, respectively.

Freight Costs

The Company follows Emerging Issues Task Force Statement No. 00-10, "Shipping and Handling Fees and Costs", which requires that freight costs charged to customers be classified as revenues. Freight expenses are included in cost of sales.

Recent Accounting Pronouncements

In January 2003, the FASB issued Interpretation No. 46 (FIN 46), Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51. The objective of this interpretation is to provide guidance on how to identify a variable interest entity ("VIE") and requires the VIE to be consolidated by its primary beneficiary. The primary beneficiary is the party that absorbs a majority of the VIE's expected losses and/or receives a majority of the entity's expected residual returns, if they occur. In December 2003, the FASB issued FIN 46(R) ("Revised Interpretations") delaying the effective date for certain entities created before February 1, 2003 and making other amendments to clarify the application of the guidance. In adopting FIN 46(R) the Company has evaluated its variable interests to determine whether they are in fact VIE's and secondarily whether the Company was the primary beneficiary of the VIE. This evaluation resulted in a determination that the Company has two VIE's, whereby the Company guarantees minimum purchases. The Company has determined that it is not the primary beneficiary in either of the VIE's. The adoption of this interpretation did not have a material effect on the Company's financial statements.

On March 12, 2004, the Company completed the sale of its Buffalo China manufacturing and decorating facility. The agreement stipulated a purchase commitment of $30,000 over the five-year term. The Company's maximum exposure to loss, as a result of its involvement with the variable interest entity, is the potential loss of $30,000 of product that was guaranteed.

The Company sold its Sherrill, New York manufacturing facility to Sherrill Manufacturing, Inc. on March 22, 2005. The agreement stipulates a purchase commitment of $14,600 over the three year term of the agreement. Additionally, the agreement stipulates that the Company will make lease payments of $550 over the three year term. The Company's maximum exposure to loss as a result of its involvement with the variable interest entity is the loss of future lease space and the potential loss of $14,600 of product that was guaranteed.

In November 2004, the FASB issued SFAS No. 151, "Inventory Costs, an amendment of ARB No. 43, Chapter 4," which clarifies the types of costs that should be expensed rather than capitalized as inventory. This statement also clarifies the circumstances under which fixed overhead costs associated with operating facilities involved in inventory processing should be capitalized. The provisions of SFAS No. 151 are effective for fiscal years beginning after June 15, 2005 and the Company will adopt this standard in 2006. The adoption of SFAS 151 will not have a material effect on the Company's financial statements.

In December 2004, the FASB issued SFAS No. 153, "Exchanges of Non-monetary Assets-An Amendment of APB Opinion No. 29, Accounting for Non-monetary Transactions. SFAS 153 eliminates the exception from fair value measurement for non-monetary exchanges of similar productive assets in paragraph 21(b) of APB Opinion No. 29, "Accounting for Non-monetary Transactions," and replaces it with an exception for exchanges that do not have commercial substance. SFAS 153 specifies that a non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS 153 is effective for the fiscal years beginning after June 15, 2005. The Company will adopt this standard in 2006. The adoption of SFAS 153 will not have a material effect on the Company's financial statements.

In December 2004, the FASB issued SFAS No. 123R, "Share-Based Payment." This statement is a revision of SFAS No. 123, "Accounting for Stock-Based Compensation" and supersedes APB 25, "Accounting for Stock Issued to Employees," and is effective beginning with the first interim or annual reporting period of the Company's first fiscal year beginning after June 15, 2005. SFAS 123R establishes standards on accounting for transactions in which an entity obtains employee services in share-based payment transactions. This statement requires measurement of the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost will be recognized over the period during which an employee is required to provide service in exchange for the award, which is usually the vesting period. SFAS 123R also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments or that may be settled by the issuance of those equity instruments. The Company has not yet determined the impact, if any, that this statement will have on its consolidated financial position or results of operations.

In March 2005, the FASB issued FASB Interpretation No. 47 ("FIN 47"), "Accounting for Conditional Asset Retirement Obligations." FIN 47 clarifies that the term "conditional asset retirement obligation" as used in SFAS No. 143, "Accounting for Assets Retirements Obligations," refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. Furthermore, the uncertainty about the timing and or method of settlement of a conditional asset retirement obligation should be factored into the measurement of the liability when sufficient information exists. FIN 47 clarifies that an entity is required to recognize the liability for the fair value of a conditional asset obligation when incurred if the liability's fair value can be reasonably estimated. The adoption of this statement is not expected to have a material effect on our financial position or results of operations.

In March 2005, the SEC issued Staff Accounting Bulletin No. 107, "Share-Based Payments" ("SAB 107"). SAB 107 expresses views of the SEC regarding the interaction between SFAS 123R and certain SEC rules and regulations and provides the SEC's views regarding the valuation of share-based compensation for public companies. We intend to apply the principles of SAB 107 in conjunction with our adoption of SFAS 123R.

2. GOING CONCERN

(a). For the Year Ended January 28, 2006

In connection with and following the consummation of the August 2004 Financial Restructuring (as defined in Note 2(b)), the Company implemented a number of initiatives to return to profitability, increase liquidity and compete in a changing marketplace) including (but not limited to): (1) discontinuing unprofitable business segments by closing all of its manufacturing facilities and a significant number of its retail outlet stores; (2) rationalizing its distribution centers; (3) freezing the accrual of benefits under each of the Company's defined benefit plans; (4) terminating certain medical/drug benefits; and (5) terminating contributions to the Company's stock purchase, option and employee ownership plans. The August 2004 Financial Restructuring and cost reduction initiatives did not sufficiently deleverage the Company. Despite its best efforts, the Company currently is projected to face a liquidity shortfall by as early as February 2007 due to: (i) the commencement of required amortization of the Tranche A Loan (as defined in Note 2(b)) beginning in April 2006; (ii) the commencement of cash interest payments in connection with the Tranche B Loan (as defined in Note 2(b)) which began in January 2006; (iii) required minimum pension contributions; (iv) potential breaches of the financial covenants under that certain Second Amended and Restated Credit Agreement (as amended, the "Prepetition Credit Agreement") dated as of August 9, 2004 among Oneida, the lenders thereto (collectively, the "Prepetition Lenders") and JPMorgan Chase Bank, N.A., as administrative agent

(the "Prepetition Agent"); and (v) maturity of the Company's prepetition $30 million revolving credit facility in February 2007. Furthermore, the Tranche A and Tranche B Loans are scheduled to mature in August 2007 and February 2008, respectively.

In August 2005, the Company engaged Credit Suisse Securities (USA) LLC ("Credit Suisse") to analyze the Company's capital structure. Credit Suisse advised the Company in connection with strategic recapitalization alternatives, including:
(1) an out-of-court recapitalization; (2) a sale transaction; and (3) a chapter 11 financial restructuring. In November 2005, the Company engaged Shearman & Sterling LLP ("Shearman & Sterling") to advise the Company on legal matters relating to the Credit Suisse advice. Credit Suisse and Shearman & Sterling made a series of presentations to Oneida's Board of Directors in the ensuing weeks regarding the Company's strategic recapitalization alternatives. On November 30, 2005, the Company had its first face-to-face meeting with the Prepetition Agent to discuss potentially organizing separate meetings with the lenders under the Tranche A and Tranche B Loans. The Company continued to explore its alternatives to strengthen its balance sheet and enhance its long-term liquidity, including analyzing the Company's ability to further restructure its long-term debt and liabilities. On December 8, 2005, the Company had its first face-to-face meeting with the lenders under the Tranche A Loan to discuss its financial outlook and the constructs of a potential restructuring. On December 15, 2005, the Company had its first face-to-face meeting with the lenders under the Tranche B Loan with the same agenda.

Following its meetings with the Prepetition Agent and the Prepetition Lenders, on January 10, 2006, the Company met with the Pension Benefit Guaranty Corporation (the "PBGC") to update the PBGC about the Company's financial position, inform the PBGC of the Company's discussions with the Prepetition Lenders, and discuss effectuating a distress termination of one or more of the Company's three defined benefit plans. During January and February 2006, the Company continued to negotiate the framework of a possible restructuring transaction with the Prepetition Agent and the Prepetition Lenders. During this same period, both the Company and Credit Suisse also engaged in various conversations with potential acquirers of the business and worked on other aspects of a possible restructuring, including procurement of debtor in possession financing and exit financing in the event chapter 11 proceedings were commenced.

As described in Note 16 (entitled "Subsequent Events"), once the Company definitively elected to pursue a restructuring and had reached a formal agreement with the Prepetition Lenders, it announced in a press release dated March 9, 2006 and on Form 8-K filed with the Commission on March 10, 2006 that it had entered into a plan support agreement (the "Plan Support Agreement") with 94% of the Prepetition Lenders holding Tranche A Loans and 100% of the Prepetition Lenders holding Tranche B Loans. Pursuant to the terms of the Plan Support Agreement, the Prepetition Lenders party thereto agreed, upon the satisfaction of certain conditions, to support a proposed prenegotiated plan of reorganization pursuant to chapter 11 of title 11 of the United States Code, 11 U.S.C. Sections 101-1532, as amended (the "Bankruptcy Code").

On March 19, 2006, the Debtors filed, among other things, their proposed Joint Prenegotiated Plan of Reorganization Under Chapter 11 of the Bankruptcy Code (Docket No. 23) (as may be amended, supplemented or otherwise modified from time to time, the "Plan"). The Plan provides for, among other things, (1) repayment in full of Oneida Ltd.'s ("Oneida") and certain of its direct and indirect domestic subsidiaries' (collectively, the "Debtors") then outstanding debtor in possession financing and the Tranche A Loan pursuant to a $170 million exit financing facility for which the Debtors have received a firm commitment from Credit Suisse, (2) conversion of the Tranche B Loan into 100% of the issued and outstanding equity of reorganized Oneida as of the effective date of the Plan,
(3) a distribution to the PBGC of a $3 million promissory note that (a) has a variable rate of interest if the PBGC votes to accept and does not object to the Plan and (b) is non-interest bearing in the event that the PBGC either votes to reject or objects to the Plan, (4) payment in full of all other allowed general unsecured claims of the Debtors and (5) cancellation of all of Oneida's existing equity interests. On March 19, 2006, the Company issued a press release and disclosed on Form 8-K filed on March 22, 2006 that it had commenced chapter 11 proceedings and disclosed that, pursuant to the Plan that was filed with the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court") contemporaneously with its chapter 11 filing, its existing common and preferred stockholders would not receive any distributions under the Plan and their equity would be cancelled on the effective date of the Plan. The Company believes that the implementation of the Plan will result in a capital structure that will permit the Company to continue as a going concern.

The Company's viability is dependent upon the confirmation of the Plan by the Bankruptcy Court. If the Company is unable to achieve approval of the Plan, it will need to raise additional capital, obtain covenant waivers from its existing lenders or seek additional investors. Due to the uncertainty associated with the confirmation of the Plan, there can be no assurance that the Company will be successful in any or all of these endeavors, and failure may affect the Company's ability to continue to operate its business.

(b). For the Year Ended January 29, 2005

The Company experienced a loss from operations of $84,997 for the fiscal year ended January 29, 2005. Under the plan of restructuring the operating loss included restructuring expenses, impairment losses, and gains on the sale of fixed assets. In addition, net cash (used) provided by operating activities was $(27,166). For the year ended January 29, 2005, the Company had limited availability under their credit facility, negative cash flow from operations, a stockholders deficit, negative sales trends, negative gross margin trends, and continued significant inventory write downs

In order to mitigate these factors, during the past year, the Company identified and implemented a number of initiatives to return to profitability, increase liquidity and compete in a changing marketplace. These include:

o     Reducing product costs;
o     Reducing operating costs;
o     Reducing inventory levels
o     Restructuring debt;
o     Rationalizing underperforming assets; and
o     Reducing employee benefits
o Amendment of the Company's credit agreement providing less restrictive financial covenants, consenting to the sale of certain non-core assets, and authorizing the release of certain proceeds from the assets sold subsequent to year-end (see Note 16).

Additionally, certain members of the executive management team have taken a reduction in compensation to assist the Company's return to profitability.

Reducing product costs

The Company reduced product costs by closing facilities with high operating costs and outsourcing product lines to low cost producers.

On September 9, 2004, the Company announced the closing of the Sherrill, NY flatware manufacturing facility. The Company had experienced unfavorable manufacturing variances of $19,926 during the fiscal year ended January 29, 2005 from the facility as a result of unsustainably high operating costs. On March 22, 2005, the Company sold certain factory buildings located in Sherrill, NY and associated materials and supplies to Sherrill Manufacturing, Inc. The Oneida name and all other active Oneida trademarks and logos remain the property of the Company. Sherrill Manufacturing, Inc. is an independent supplier to the Company

The Buffalo, NY factory buildings and associated materials and supplies were sold to Niagara Ceramics Corporation on March 12, 2004. The Company had experienced unfavorable manufacturing variances and previously announced the closing of the Buffalo, NY manufacturing facility in 2003.

During 2003, the Company announced the closing of two manufacturing facilities in Mexico, a facility in Italy and a facility in China. These facilities were closed during the fourth quarter of the fiscal year ended January 31, 2004 and the first quarter of the fiscal year ended January 29, 2005.

The proceeds generated from these sales were used to reduce the Company's debt. The products previously manufactured by these facilities have been outsourced to lower cost producers.

Reducing operating costs and inventory levels

In an effort to increase liquidity, the Company has reduced gross inventory levels by $24,094 since January 31, 2004. As a result of the reduced inventory levels, the Company was able to reduce warehouse requirements and distribution expense. During 2003, the Company announced the closing of the Niagara Falls, Canada warehousing facility. The facility was sold during July, 2004. Furthermore, during the third quarter of fiscal year ended January 2005, the Company closed the Nashville, Tennessee warehouse and is no longer utilizing a warehousing service provider located in Piedmont, North Carolina.

On November 18, 2004 the Company announced a licensing agreement with the Anchor Hocking Company, a leading glassware company. Under the agreement, approximately $2.0 million of existing glassware inventory was sold to Anchor Hocking. Additionally, the Company licensed the "Oneida" name and receives licensing fees based on Anchor Hocking's sales levels. The agreement allows the Company to reduce working capital requirements and provides a business partnership with an industry leader in glassware.

On April 12, 2005, the Company announced the closure of the warehouse facility located in Buffalo, NY. The inventory previously warehoused in Buffalo, NY will be warehoused in the Company's existing facilities.

Restructuring debt

In order to provide the additional liquidity necessary to continue the Company's operating initiatives, a comprehensive restructuring of the existing indebtedness with its lenders, along with new covenants based upon then current financial projections was completed during the third quarter of fiscal year ended January 2005 (the "August 2004 Financial Restructuring"). The restructuring included the conversion of $30 million of principal amount of debt into an issuance of a total of 29.85 million shares of the common stock of the Company to the individual members of the lender group or their respective nominees. The common shares were issued in blocks proportionate to the amount of debt held by each lender. As of August 9, 2004 these shares of common stock represented approximately 62% of the outstanding shares of common stock of the Company. In addition to the debt-to-equity conversion, the Company received a new $30 million revolving credit facility from the lenders and restructured the balance of the existing indebtedness into a Tranche A loan of $125 Million (the "Tranche A Loan") and a Tranche B loan of approximately $80 million (the "Tranche B Loan"). All the restructured bank debt is secured by a first priority lien over substantially all of the Company's and its domestic subsidiaries' assets. The Tranche A loan will mature in three years and require amortization of principal based on available cash flow and fixed amortization of $1,500 per quarter beginning in the third year. Interest on the Tranche A loan will accrue at LIBOR (London Inter Bank Offered Rate) plus 6%-8.25% depending on the leverage ratio. The Tranche B loan will mature in 3 1/2 years with no required amortization. Interest on the Tranche B loan will accrue at LIBOR plus 13% with a maximum interest rate of 17%. The Tranche B loan has a Payment in Kind (PIK) option that permits for the compounding of the interest in lieu of payment. The debt and equity restructuring constituted a change in control of the Company. There are several employee benefit plans that have triggers if a change of control occurs. The appropriate plans were amended to allow the debt and equity transaction without triggering the change in control provision. In addition, the Shareholder Rights Plan was terminated.

As described above, on August 9, 2004, a comprehensive restructuring of the existing indebtedness with its lenders, along with new covenants based on then current financial projections, was then completed (see the previous section entitled "Restructuring debt" and Note 9). As a result of the debt restructuring, the Company's indebtedness has been classified into long-term and current portions according to the underlying maturity dates of the various debt instruments on the January 29, 2005 consolidated balance sheet. The Company was in compliance with its covenants as of January 29, 2005, but anticipated violating the covenants at the end of the second quarter of the fiscal year ending January 28, 2006. As a result, in March 2005 the Company began discussing amendments to those covenants with its lenders. On April 7, 2005, the Company's lending syndicate approved an amendment to the Company's credit agreement providing less restrictive financial covenants (beginning with the first quarter of the fiscal year ending January 2006), consenting to the sale of certain non-core assets, and authorizing the release of certain proceeds from the assets sold. The revised financial covenants extend through the fiscal year ending January 2007.

Rationalizing underperforming assets

The Company conducted a rationalization of underperforming assets during the fiscal year ended January 29, 2005.

On August 28, 2004 the Company completed the sale of substantially all of the assets of its Encore Promotions Inc. subsidiary and entered into a licensing agreement with the buyer. The sale reduced inventory by approximately $12,300. The proceeds from the sale reduced debt and the licensing agreement provides an avenue to offer Oneida-branded products under the licensing agreement to the supermarket industry.

During fiscal year ended January 2005, the Company closed 17 unprofitable Oneida Home stores. An additional five unprofitable Oneida Home Stores are currently scheduled to be closed during the quarter ending April 30, 2005.

Reducing employee benefits

In order to improve liquidity and increase operating profits, the Company significantly reduced the benefits offered to Oneida employees. During the quarter ended May 1, 2004, the Company froze the Retirement Plan for the Employees of Oneida Ltd., and the Retirement Income Plan for Employees of Buffalo China, Inc. and terminated the Oneida Ltd Retiree Group Medical Plan. During the second quarter ended July 31, 2004, the Company terminated the Long Term Disability Plan, the Oneida Limited Security Plan, and froze the non-qualified defined benefit restoration plan. The Company cancelled and did not issue purchase options under the Employee Stock Purchase Plan. No options were issued during 2005 to employees under the 2002 Oneida Ltd. Stock Option Plan. Additionally the Company increased the co-pays and deductibles associated with the Oneida Sterling Health Plan.

In order to conserve cash flow, the Company is attempting to defer approximately $7,811 of required contributions to the Retirement Pan for the Employees of Oneida, Ltd. for the 2004 plan year by obtaining a waiver from the Internal Revenue Service.

In summary, the Company believes the following recent initiatives will enhance profitability and increase liquidity;

      o The closure and sale of the Buffalo, NY manufacturing facility and the closure and pending sale of facilities in Canada, China, Italy and Mexico (see Note 3)
      o The outsourcing of production from these facilities to lower cost producers or entering into a supply agreement as is the case with the new owners of the Buffalo, NY facility.
      o     Plan changes in post-retirement benefits (see Note 11).
      o Comprehensive restructuring of the existing indebtedness on August 9, 2004.
      o The sale of substantially all the assets of Encore Promotions Inc. on August 28, 2004.
      o Reductions in Selling, Distribution and Administrative headcount and expenses.
      o     Closure of 17 unprofitable Oneida Home Stores.
      o Reduction in inventory levels, low margin product lines, and accounts receivable.
      o     Ongoing restructuring of Oneida's logistics operations.
      o The sale of the Sherrill, NY manufacturing facility subsequent to year-end.
      o The sale of the Shanghai, China manufacturing facility subsequent to the year-end.
      o Amendment of the Company's credit agreement providing less restrictive financial covenants, consenting to the sale of certain non-core assets, and authorizing the release of certain proceeds from the assets sold subsequent to year-end.

Not withstanding the aforementioned operating initiatives, if the Company is unable to achieve its operating and strategic objectives, the Company may need to raise additional capital, obtain further covenant waivers from its lenders or seek additional investors. There can be no assurance that the Company will be successful in any or all of these endeavors.

3. RESTRUCTURING AND IMPAIRMENTS

As a result of substantial manufacturing inefficiencies and negative manufacturing variances, it was determined at the end of the third quarter of fiscal year ended January 31, 2004 to close and sell the following factories:
Buffalo China dinnerware factory and decorating facility in Buffalo NY; dinnerware factory in Juarez, Mexico; flatware factory in Toluca, Mexico; hollowware factory in Shanghai, China; and hollowware factory in Vercelli, Italy. The Company continues to market the products primarily manufactured from certain of these sites, using independent suppliers. The Toluca, Mexico; Shanghai, China; and Vercelli, Italy facilities' closings were completed during the fourth quarter of the fiscal year ended January 31, 2004. The Buffalo, NY factory buildings and associated equipment, materials and supplies were sold to Niagara Ceramics Corporation on March 12, 2004. The Buffalo China name and all other active Buffalo China trademarks and logos remain the property of the Company. Niagara Ceramics Corporation became an independent supplier to the Company. The Juarez, Mexico factory sale was completed on April 22, 2004, and the Toluca Mexico factory sale was completed on June 2, 2004. The Niagara Falls, Canada warehouse sale was completed on July 12, 2004 and part of the Vercelli, Italy properties have been sold. The sale of the Shanghai, China facility was completed on March 14, 2005. The Buffalo China warehouse facilities and remaining Vercelli, Italy assets are classified as assets held for sale on the Consolidated Balance Sheet at January 28, 2006. This restructuring is intended to reduce costs, increase the Company's liquidity, and better position the Company to compete under the current economic conditions.

On September 9, 2004 the Company announced that it was closing its Sherrill, NY flatware factory due to unsustainably high operating costs that contributed to substantial losses. The Company continues to market the products primarily manufactured from this site using independent suppliers. In the fall of 2004 approximately 450 employees were notified that their positions would be eliminated as a result of this closure. As of January 28, 2006, all these employee positions have been eliminated. The Company determined it would incur cash costs of approximately $1,250 related to severance, incentive and retention payments to affected factory employees. Cash payments through January 28, 2006 were $1,247.

Under the restructuring plans described above, approximately 1,600 employees were terminated. As of January 28, 2006, 1,535 of those terminations have occurred and an additional 65 employees accepted employment with Niagara Ceramics, the purchaser of Buffalo China's manufacturing assets. Termination benefits have been recorded in accordance with contractual agreements or statutory regulations. The Company recognized charges of $5,478 for the years ended January 28, 2006 in the consolidated Statement of Operations under the caption "Restructuring

Expense". Cash payments and adjustments for the year ended January 28, 2006 under the restructuring were $4,820 and $255, respectively. The remaining liability at January 28, 2006 was $1,169.

As a result of the restructuring, the number of employees accumulating benefits under the Company's defined benefit plans has been reduced significantly. Below is a summary reconciliation of accrued restructuring related charges for the fiscal years ended January 28, 2006 and January 29, 2005:

                                          Balance                                              Balance
                                       Jan. 29, 2005   Additions   Adjustments   Payments   Jan. 28, 2006
                                       -------------   ---------   -----------   --------   -------------
Termination benefits and other costs   $         524   $   5,733   $      (255)  $ (4,833)  $       1,169
                                       =============   =========   ===========   ========   =============

                                          Balance                                              Balance
                                       Jan. 31, 2004   Additions   Adjustments   Payments   Jan. 29, 2005
                                       -------------   ---------   -----------   --------   -------------

Termination benefits and other costs   $       7,400   $      71   $      (394)  $ (6,553)  $         524
Benefit plan curtailment ............            383           -                     (383)              -

                                       -------------   ---------   -----------   --------   -------------
   Restructuring charges ...........   $       7,783   $      71   $      (394)  $ (6,936)  $         524
                                       =============   =========   ===========   ========   =============

During the first three months of the current fiscal year, the Company recorded restructuring expense of $341. This restructuring expense consists of $552 attributed to the Buffalo China warehouse facility closure, offset by the reversal of $211 of restructuring accruals established at January 31, 2004 for severance attributed to the closure and/or sale of the Buffalo, NY manufacturing facility. During the second quarter ending July 30, 2005, the Company recorded additional restructuring expense of $835. This restructuring expense consists of additional termination benefits attributed to the Buffalo distribution facility closure and termination benefits associated with the down sizing of several of the Company's International subsidiaries. During the third quarter ending October 29, 2005, the Company recorded additional restructuring expenses of $1,194. The additional expense consists of $607 loss on a non-cancelable operating lease. The Company ceased using the property in the third quarter and accelerated the fair value of the remaining lease payments in accordance with Statement of Financial Accounting Standards No. 146 "Accounting for Costs Associated with Exit or Disposal Activities." During the third quarter the Company also incurred restructuring expenses of $502 for professional services and $85 related to additional termination benefits attributed to the downsizing of several International subsidiaries. Finally, during the fourth quarter ending January 28, 2006, the Company recorded additional restructuring expenses of $3,108 of which $3,077 related to professional fees associated with the filing with the Bankruptcy Court and the remaining $75 is attributed to additional termination benefits within the International subsidiaries, which was offset slightly by a reversal of $44 of restructuring accruals established at January 31, 2004.

As described above, since the Company's restructuring activities began at the end of the third quarter of fiscal year ended January 31, 2004, approximately 1,600 employees left the Company, which constitutes a curtailment of both the pension and postretirement plans. A curtailment is defined as an event that significantly reduces the expected years of future service of active plan participants. Curtailment accounting requires immediate recognition of actuarial gains and losses and prior service costs related to those employees that would otherwise have been recognized in the future over the future lives of the related employees. The headcount reductions resulted in curtailment losses of $2,863 and $383 in the pension plan and curtailment gains of $122 and $556 in the postretirement plan for the fiscal years ended January 29, 2005 and January 31, 2004, respectively. As a result of the announcement on March 8, 2005 regarding the closure of the Buffalo China warehouse facilities and the headcount reductions associated with the closure, the Company recorded an additional curtailment loss of $222 in other expense on the Consolidated Statement of Operations for the fiscal quarter ended April 30, 2005.

In conjunction with the announcement on September 9, 2004 that the Company was closing its Sherrill flatware factory, the Company performed an evaluation in accordance with Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment of Long Lived Assets", to determine if the manufacturing facilities assets were subject to a possible impairment loss. Due to the projected cash flow being less than the book value, it was determined that an impairment existed and as a result, an impairment charge of $34,016 was recorded as a charge in the consolidated statements of operations under the caption "Impairment loss on depreciable assets" for the fiscal year ended January 29, 2005.

On March 12, 2005, the Company announced the consolidation of its Buffalo warehouse operations into existing Company facilities in Oneida, New York and elsewhere throughout the United States, and the closure of the Buffalo distribution facility. The Company performed an evaluation in accordance with Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment of Long Lived Assets", to determine if the Buffalo distribution facilities were subject to a possible impairment loss. Due to the projected cash flow being less than the book value, it was determined that an impairment existed and as a result, an impairment charge of $3,298 was recorded in the fourth quarter consolidated statements of operations under the caption "Impairment loss on depreciable assets" for the fiscal year ended January 29, 2005. The Company ceased use of the warehouse property during the third quarter of the current fiscal year, and therefore recorded an adjustment to accelerate recording of the fair value of the remaining lease payments in accordance with Statement of Financial Accounting Standards No. 146 "Accounting for Costs Associated with Exit or Disposal Activities." This adjustment amounted to an additional expense of $607 relating to the non-cancelable operating lease.

4. INCOME TAXES

The Company accounts for taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which requires the use of the liability method of computing deferred income taxes. Under the liability method, deferred income taxes are based on the tax effect of temporary differences between the financial statement and tax bases of assets and liabilities and are adjusted for tax rate changes as they occur. Deferred tax assets are reduced by valuation allowances to the extent their realization is uncertain.

The components of the deferred tax assets and (liabilities) are as follows:

                                                            2006       2005
                                                        --------   --------
Deferred tax assets:
   Postretirement benefits ..........................   $    846   $    927
   Employee benefits ................................     22,703     20,881
   Inventory reserves ...............................      2,459      5,061
   Net operating loss carry forward .................     37,781     32,948
   Non-cash interest ................................      7,730      2,158
   Excess book-over tax depreciation ................      3,226      3,836
   Other ............................................     12,343     11,057
                                                        --------   --------

Total deferred tax asset ............................   $ 87,088   $ 76,868

Deferred tax liabilities:
   Equity invested in foreign subsidiaries ..........   $  1,321   $  1,882
   Acquisition intangibles ..........................     10,944     10,219
   Other ............................................      1,691      1,828
                                                        --------   --------
Total deferred tax liability ........................     13,956     13,929
                                                        --------   --------
Net deferred tax asset before valuation allowance ...     73,132     62,939
Valuation allowance .................................    (84,030)   (73,240)
                                                        --------   --------
Net deferred tax liability                              $(10,898)  $(10,301)
                                                        ========   ========

   Current deferred liability .......................       (494)    (1,214)
                                                        --------   --------
   Non-Current deferred tax liabilities .............   $(10,404)  $ (9,087)
                                                        ========   ========

For the fiscal year ended January 28, 2006, the Company continues to recognize a full valuation allowance of $84,030 against net deferred tax assets of $73,132. In determining the amount of valuation allowance necessary, $10,944 and $46 of deferred tax liabilities related to indefinite long-lived intangibles and net foreign deferred tax assets, respectively, have been excluded from the calculation.

During 2004, the Company recorded a full valuation allowance against its domestic net deferred tax assets in accordance with the provisions of SFAS 109, which requires an assessment of both positive and negative evidence when measuring the need for a valuation allowance. Evidence, such as operating results during the most recent three-year period prior to the recognition of the valuation allowance, is given more weight when, due to our current lack of profit visibility, there is a greater degree of uncertainty that the level of future profitability needed to record the deferred tax assets will be achieved. The Company will maintain a valuation allowance until sufficient positive evidence exists to support its reduction or reversal.

During 2006 and 2005, the Company received taxable dividends from subsidiary earnings and profits previously accrued for under APB 23, "Accounting for Income Taxes-Special Areas". During 2004, the Company provided $5,123 of deferred tax expense on $13,845 of retained earnings of certain international subsidiaries. An income tax provision had not been recorded previously as it was determined that these earnings would be reinvested in properties and plants and working capital. Restructuring activities that took place during 2004 changed that determination. Deferred taxes on retained earnings of the remaining international subsidiaries have not been recognized as the income is determined to be permanently reinvested.

The provision for income taxes consists of the following:

                                                             2006        2005
                                                        ---------   ---------
Current tax expense:
Current:
   U.S. Federal .....................................   $       -   $       -
   Foreign ..........................................         658       2,266
   State ............................................         102         112
Deferred tax expense ................................         598         477
                                                        ---------   ---------
   Total tax expense ................................   $   1,358   $   2,855
                                                        =========   =========

The income tax provision differed from the total income tax expense as computed by applying the statutory U.S. Federal income tax rate to income before income taxes. The reasons for the differences are as follows:

                                                             2006        2005
                                                        ---------   ---------
Statutory U.S. Federal taxes ........................   $  (7,010)  $ (16,413)
Difference due to:
   Foreign taxes ....................................         399         901
   State taxes ......................................        (499)     (1,254)
   U.S. permanent differences .......................         721       1,980
   Valuation allowance ..............................       8,332      16,949
   Other ............................................        (585)        692
                                                        ---------   ---------
   Provision for taxes ..............................   $   1,358   $   2,855
                                                        =========   =========

The following presents the U.S. and non-U.S. components of (loss) income before income taxes:

                                                             2006        2005
                                                        ---------   ---------
U.S. (loss) income ..................................   $ (15,117)  $ (42,448)
Non-U.S. (loss) income ..............................      (5,501)     (5,826)
                                                        ---------   ---------
   (Loss) income before income taxes ................   $ (20,618)  $ (48,274)
                                                        =========   =========

During the third quarter of 2005, the Company underwent a change in ownership within the definition of Sec. 382 of the Internal Revenue Code. The amount of net operating loss carry forward existing at that date is subject to a substantial annual limitation under Sec. 382. The Company had previously placed a valuation allowance against all its net deferred tax assets.

5. RECEIVABLES

Receivables by major classification are as follows:

                                                         2006               2005
                                                     --------           --------
Trade accounts receivable .........................  $ 48,028           $ 56,709
Less allowance for doubtful accounts ..............     1,344              3,483
                                                     --------           --------
   Net trade accounts receivable ..................    46,684             53,226
Other accounts and notes receivable ...............     2,237              1,398
                                                     --------           --------
   Total receivables ..............................  $ 48,921           $ 54,624
                                                     ========           ========

6. INVENTORIES

Inventories by major classification are as follows:

                                                         2006               2005
                                                     --------           --------
Finished goods ....................................  $ 93,782           $101,982
Work in process ...................................       668              1,854
Raw materials and supplies ........................     2,276              3,115
                                                     --------           --------
   Total ..........................................  $ 96,726           $106,951
                                                     ========           ========
Excess of replacement cost over LIFO value of
   Inventories ....................................  $     96           $  5,564
                                                     ========           ========

During the fiscal years ended January 2006 and 2005, LIFO liquidations reduced costs of sales by $4,523 and $857, respectively.

7. PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment by major classification are as follows:

                                                         2006               2005
                                                     --------           --------
Land ..............................................  $  3,956           $  4,198
Buildings .........................................    36,563             45,026
Machinery and equipment ...........................    97,300            111,357
Tooling ...........................................    23,767             23,767
                                                     --------           --------
   Total ..........................................   161,586            184,348
Less accumulated depreciation .....................   141,318            161,199
                                                     --------           --------
Property, plant and equipment--net ................  $ 20,268           $ 23,149
                                                     ========           ========

Depreciation expense totaled $2,305 and $12,063 during the fiscal years ended January 2006 and 2005, respectively.

8. COMMITMENTS AND CONTINGENCIES

The Company is involved in various routine legal proceedings incidental to the operation of its business. The Company does not believe that it is reasonably possible that any ongoing or pending litigation will have a material effect on the future financial position, net income or cash flows of the Company. Notwithstanding the foregoing, legal proceedings involve an element of uncertainty. Future developments could cause these legal proceedings to have a material adverse effect on the Company's future financial statements.

In prior years, the Company received grants and entered into New York Development Capital Grant Disbursement agreements. Under the agreements, the Company is obligated to employ a predetermined number of persons at its Oneida, New York and Buffalo, New York facilities. If the predetermined number of employees is not met, the Company is required to repay a prorated share of the grants. As of January 29, 2005, the Company did not meet the criteria in the Buffalo, New York facility. The Company has entered into an agreement dated August 15, 2005 with the New York State Empire State Development requiring the Company to repay $324,260 over 5 years in monthly installments and to maintain 400 jobs in New York State. This agreement remedies violations under both the Oneida Ltd. and Buffalo China grants.

In March, 2004 Phase II study of the Buffalo China, Inc. manufacturing facility in Buffalo, New York, prepared in connection with the sale of that facility, discovered a reportable event relative to the presence of petroleum on that site. On March 15, 2004 the Company reported the presence of the petroleum to the New York State Department of Environmental Conservation and on June 16, 2004 provided a Petroleum Release Remediation Work Plan to the New York State Department of Environmental Conservation relative to this site. Remediation Work was completed in December 2004, and the expense was approximately $200.

In February 2005, the New York State Department of Environmental Conservation raised additional concerns of other hazardous substances at the former Buffalo China, Inc. manufacturing facility which was sold in March 2004, and for which Buffalo China, Inc. retains environmental liability through the fall of 2005. During January 2006, the Company was informed by the DEC that one portion of the facility (500 Bailey Street) would be classified as inactive. A letter confirming the inactive classification was received from the DEC on February 7, 2006. The previously estimated clean-up liability of $400 for the portion of the site affected was reversed in January 2006 due to the change in classification. Testing at the manufacturing and Harrison Street warehouse is continuing. As no new information exists to warrant an adjustment to management's estimated remediation costs for these two remaining sites, an accrual of $1,000 remains at January 28, 2006.

On April 20, 2005 the Company received notice from the US Environmental Protection Agency of potential liability for clean up of a site owned and used by its former subsidiary, Leavens Manufacturing Co, Inc. The extent of the Company's liability, if any, cannot be reasonably estimated as of the date of this filing.

The Company entered into a five year purchase agreement with Niagara Ceramics Corporation, the buyer of the Buffalo China manufacturing and decorating facility, on March 12, 2004. The Company and the buyer of Buffalo China are currently in dispute over the minimum purchase commitments stipulated in the agreement, and have commenced a dispute resolution process. As of January 28, 2006, the Company has adequately provided for the possibility of an unfavorable outcome with respect to this dispute.

The Company entered into a three year purchase agreement with Sherrill Manufacturing, Inc., the buyer of the manufacturing assets located in Sherrill, New York, on March 22, 2005. The agreement stipulates purchase commitments through the three year term of the agreement. Additionally the contract contains a leaseback arrangement, whereby the Company will lease warehouse and office space from the buyer. The agreement also states that if the buyer enters into leases with third parties which result in total rental payments made by the Company and by third parties pursuant to separate leases during the second year of the initial term exceeding $1,150, the buyer shall pay the Company fifty percent of any amount it receives in excess of $1,150.

The Company's United Kingdom subsidiary periodically enters into forward foreign currency contracts in order to hedge against the volatility of the U.S. dollar. The contracts are entered into because the United Kingdom operation purchases certain amounts of inventory denominated in U.S. dollars. During 2006 and 2005, foreign currency losses of $XXX and $314, respectively, are included in cost of sales in the consolidated statement of operations. The total amounts of such losses represent the portion of the change in the fair value of the forward contracts.

The Company leases numerous factory stores, warehouses and office facilities. Lease expense charged to operations was $5,531 and $12,232 for fiscal years ended January 2006 and 2005, respectively. All leases are recognized on a straight-line basis over the minimum lease term.

Future minimum payments for all non-cancelable operating leases having a remaining term in excess of one year at January 2006 are as follows:

                                     Commitment
                                     ----------
2007 .............................   $    4,298
2008 .............................        3,546
2009 .............................        2,743
2010 .............................        1,876
2011 .............................          611
Remainder ........................        2,250
                                     ----------
   Total .........................   $   15,324
                                     ==========

Under the provisions of some leases, the Company pays taxes, maintenance, insurance and other operating expenses related to leased premises. These amounts are not included in the minimum lease payments above.

9. DEBT

On August 9, 2004 the Company completed the comprehensive restructuring of the existing indebtedness with its lenders, along with new covenants based upon then current financial projections. The restructuring included the conversion of $30 million of principal amount of debt into an issuance of a total of 29.85 million shares of the common stock of the Company to the individual members of the lender group or their respective nominees. The common shares were issued in blocks proportionate to the amount of debt held by each lender. As of August 9, 2004, these shares of common stock represented approximately 62% of the outstanding shares of common stock of the Company. In addition to the debt to equity conversion, the Company received a new $30 million revolving credit facility from the lenders and restructured the balance of the existing indebtedness into a Tranche A loan of $125 million and a Tranche B loan of approximately $80 million. All the restructured bank debt is secured by a first priority lien over substantially all of the Company's and its domestic subsidiaries' assets. The Tranche A loan will mature in August 2007 and require amortization of principal based on available cash flow and fixed amortization of $1,500 per quarter beginning in the first quarter of the fiscal year ended January 2007. Interest on the Tranche A loan will accrue at LIBOR (London Inter Bank Offered Rate) plus 6%-8.25% depending on the leverage ratio. The Tranche B loan will mature in February 2008 with no required amortization. Interest on the Tranche B loan will accrue at LIBOR plus 13% with a maximum interest rate of 17%. The Tranche B loan has a Payment in Kind (PIK) option, at the Company's discretion, that permits the compounding of the interest in lieu of payment. During the third and fourth quarters of the fiscal year ended January 2005 and during the fiscal year ended January 2006, the Company chose the PIK option and cash interest was not paid on the Tranche B debt. The debt and equity restructuring constituted a change in control of the Company. There are several employee benefit plans that have triggers if a change of control occurs. The appropriate plans were amended to allow the debt and equity transaction without triggering the change in control provision. In addition, the Shareholder Rights Plan was terminated.

The restructured debt agreement has several covenants including maximum total leverage ratio, cash interest coverage ratio, total interest coverage ratio, and consolidated minimum Earnings Before Interest, Taxes, Depreciation, Amortization and Restructuring Expenses (EBITDAR). The Company was in compliance with its covenants as of January 29, 2005, but anticipated violating the covenants at the end of the second quarter of the fiscal year ending January 28, 2006. As a result, in March 2005 the Company began discussing amendments to those covenants with its lenders. On April 7, 2005, the Company's lending syndicate approved an amendment to the Company's credit agreement providing less restrictive financial covenants (beginning with the first quarter of the fiscal year ending January
2006), consenting to the sale of certain non-core assets, and authorizing the release of certain proceeds from the assets sold. The revised financial covenants extend through the fiscal year ending January 2007. As of January 28, 2006 the Company was technically in compliance with the revised financial covenants. Subsequent to the fiscal year ended January 28, 2006 the Company filed with the Bankruptcy Court voluntary petitions for relief under chapter 11 of the Bankruptcy Code and as a result was in default under the current debt agreement. As such, the Domestic long term debt has been reclassified as current debt. See Note 16 which explains the Company's plan of reorganization which was approved by the lending group.

Short-term debt consists of the following at January 28, 2006 and January 29, 2005:

                                     January 28, 2006   January 29, 2005
                                     ----------------   ----------------
Tranche A                            $        115,267   $              -
Tranche B                                      97,868                  -
Barclay's Bank (United Kingdom)                 5,100              8,623
NAB (Australia)                                   585                  -
HSBC (Shanghai)                                     -                954
IRB (Italy)                                       566                  -
                                     ----------------   ----------------
   Total Short-term debt:            $        219,386   $          9,577
                                     ================   ================

The following table is a summary of the long-term debt at January 28, 2006 and January 29, 2005 respectively:

                                                                      Outstanding at       Outstanding at
Debt Instrument                                                      January 28, 2006     January 29, 2005
---------------                                                      ----------------     ----------------
Tranche A - Base Rate, due August 9, 2007 ........................   $              -     $            632
Tranche A - LIBOR, due August 9, 2007 ............................                  -              115,000
Tranche B - LIBOR, due February 9, 2008 ..........................                  -               82,914
Revolver - LIBOR, due February 9, 2007 ...........................                  -                5,000
Swingline - Base Rate, due February 9, 2007 ......................                  -                  700
Other debt at various interest rates (0%-5%), due through 2010 ...              1,815                2,670
---------------                                                      ----------------     ----------------
                                        Total Debt:                             1,815              206,916
                                        Less Current Portion:                  (1,597)              (2,572)
---------------                                                      ----------------     ----------------
                                        Long-Term Debt:              $            218     $        204,344
                                                                     ================     ================

At January 28, 2006 and January 29, 2005 the Company had outstanding letters of credit of $14,471 and $18,731, respectively. The following table summarizes maturities of long-term debt for each of the next five fiscal years ending in January :

Fiscal Year                  Amount
-----------                 -------
2007                        $ 1,597
2008                             85
2009                             88
2010                             45
                            -------
                            $ 1,815
                            =======

At January 28, 2006, the Company had available liquidity of $27,736 ($5,000 from the Swingline and $22,736 from unused lines of credit) to be drawn upon as needed with a blended interest rate of 9.25%.

Total interest costs incurred by the Company are presented net of capitalized interest of $0 and $97 for fiscal year ended January 2006 and 2005, respectively.

10. ACCRUED LIABILITIES

Accrued liabilities by major classification are as follows for fiscal years ended January 28, 2006 and January 29, 2005:

                                          January 28, 2006      January 29, 2005
                                          ----------------      ----------------
Vacation pay ..........................   $          2,123      $          3,610
Wages and commissions .................              1,792                 2,166
Workers compensation ..................              6,397                 6,872
Postretirement liabilities ............                  0                    40
Other employee benefits ...............              2,303                 3,110
Cash bonus ............................                866                     0
Interest payable ......................              2,526                 2,209
Corporate income taxes ................              1,378                   767
Rebates ...............................              2,467                 3,698
Freight/duty ..........................                820                 1,067
Professional fees .....................                565                 2,355
Markdowns/advertising .................              1,253                 1,920
Environmental remediation .............              1,000                 1,400
Other accruals ........................              5,357                 4,437
                                          ----------------      ----------------
   Total ..............................   $         28,847      $         33,651
                                          ================      ================

11. RETIREMENT BENEFIT AND EMPLOYEE SECURITY PLANS

United States Defined Benefit Pension Plans

The Company maintains defined benefit plans covering the majority of employees in the United States. Employees of the Silversmiths Division are covered by both an Employee Stock Ownership Plan (ESOP) and a defined benefit pension plan.

The net periodic pension cost for the Company's United States (US) qualified defined benefit plans for fiscal years ended January 2006 and 2005 were as follows:

                                                          2006             2005
                                                       -------          -------
Service cost .......................................   $   156          $   152
Interest cost ......................................     4,218            4,040
Expected return on plan assets .....................    (2,445)          (2,213)
Recognized actuarial (gain)/loss ...................        49                0
Curtailment loss ...................................       210            2,863
Net amortization ...................................     1,313            1,178
                                                       -------          -------
   Net periodic pension cost .......................   $ 3,501          $ 6,020
                                                       =======          =======

In determining the net periodic pension cost, the weighted average discount rate was 6.00% and 6.25%, respectively, for the fiscal years ended January 2006 and 2005.

For the fiscal year ended January 2006, the Company recognized a curtailment charge of $210 related to the closure of the Buffalo, NY distribution facilities. During fiscal year ended January 2005 the Company amended two of its US pension plans to freeze benefit accruals resulting in recognition of a curtailment charge of $2,577. The Company recognized an additional charge of $286 on another domestic pension plan as a result of employee terminations.

US plan assets consist primarily of stocks, bonds, and cash equivalents. The following table presents a reconciliation of the funded status of the plans and assumptions, based on valuations performed at January 28, 2006 and January 29, 2005, respectively.

                                                             2006          2005
                                                        ---------     ---------
Change in benefit obligation:
Benefit obligation-beginning of year ................   $ (70,078)    $ (61,778)
Service cost ........................................        (156)         (152)
Interest cost .......................................      (4,218)       (4,040)
Benefits paid .......................................       2,643         2,390
Amendment ...........................................           -          (689)
Curtailment gain ....................................           -           182
Actuarial (loss) gain ...............................      (7,816)       (5,991)
                                                        ---------     ---------
Benefit obligation-end of year ......................   $ (79,625)    $ (70,078)
                                                        =========     =========

Change in plan assets:
Fair value of plan assets-beginning of year .........   $  29,405     $  26,336
Actual return on plan assets ........................       2,244         1,135
Employer contribution ...............................       4,971         4,324
Benefits paid .......................................      (2,727)       (2,390)
                                                        ---------     ---------
Fair value of plan assets-end of year ...............   $  33,893     $  29,405
                                                        =========     =========
Funded status .......................................   $ (45,732)    $ (40,673)
Unrecognized net losses .............................      32,493        25,792
Unrecognized prior service cost .....................           -           222
Unrecognized net asset ..............................        (108)         (158)
                                                        ---------     ---------
Accrued benefit cost ................................     (13,347)      (14,817)
Additional minimum liability ........................     (32,385)      (25,856)
                                                        ---------     ---------
Total accrued pension liability .....................   $ (45,732)    $ (40,673)
                                                        =========     =========

Current portion accrued pension liability ...........   $ (18,789)    $ (17,667)
                                                        =========     =========
Long-term portion accrued pension liability .........   $ (26,943)    $ (23,006)
                                                        =========     =========

Range of weighted average assumptions as of the
  end of January
Discount rate .......................................        5.75%          6.0%
Expected return on plan assets ......................     8.0-8.5%      8.0-8.5%
Rate of compensation increase .......................           0%            0%

The accumulated benefit obligation for the defined benefit plans for fiscal years ended January 2006 and 2005 was $79,625 and $70,078, respectively.

FASB 87 "Employers' Accounting for Pensions" requires recognition in the balance sheet of an additional minimum liability for pension plans with accumulated benefit obligation in excess of plan assets. At January 2006 and 2005, respectively, the accumulated benefit obligation exceeded the plan assets resulting in the recognition of a cumulative additional minimum pension liability of $32,385 and $25,856, an intangible asset of $0 and $214 and a cumulative charge to shareholders' equity, net of tax benefit, of $30,081 and $23,337. The difference of $6,743 between the current year change in the additional minimum pension liability and intangible pension asset is recorded to equity. A valuation allowance was recorded to continuing operations for the beginning of year 2004 deferred tax asset associated with the beginning of the year 2004 benefit obligation. Due to continuing losses incurred by the Company, subsequent charges to equity resulting from recognition of additional minimum pension liabilities are without deferred tax benefit.

On September 30, 2005 the IRS approved the Company's request for a waiver of the 2004 minimum pension contributions for the Retirement Plan for the Employees of Oneida Ltd. (the Plan). The amount waived was $7,811 plus interest and is to be paid by the Company into the Plan over the next four years, beginning with the fiscal year ending January 2007. The waiver was granted by the IRS with the following conditions; (i) the Company is required to remit the Plan year 2005 quarterly contributions that were due October 15, 2005 and January 13, 2006,
(ii) the Company is required to make the contributions to the Plan that were deferred during the first quarter ended April 30, 2005 of $2,053 and the second quarter ended July 30, 2005 of $2,053 by September 15, 2006 and (iii) the Company was required to provide collateral acceptable for the full amount of the waiver to the Pension Benefit Guaranty Corporation (PBGC) within 120 days of approval of the waiver. The Company has not yet satisfied the waiver's condition with respect to the provision of collateral. The Company made its scheduled contributions to the Plan of $2,053 that were due on October 15, 2005 and January 13, 2006, respectively. The Company also made contributions of $217 and $549 to the Buffalo China Salary and Union Plans, respectively.

Based on waivers and deferrals received and current actuarial assumptions related to its three domestic defined benefit pension plans, the Company is scheduled to make total contributions of $18,789 for the fiscal year ended January 27, 2007. The funding estimates are based on the actuarial results of the January 1, 2005 census data for each plan and the provisions of the plan and assumptions at that time.

Pension benefit payment amounts are anticipated to be paid as follows:

Fiscal Year                    U.S. Plans
-----------                    ----------
2007                           $    2,608
2008                                2,631
2009                                2,795
2010                                3,061
2011                                3,386
2012-2016                          23,926

The asset allocation for the Company's primary pension plans at the end of 2006 and 2005, and the target allocation for 2007, by asset category, are as follows:

                           Range of Target   % of Plan Assets   % of Plan Assets
     Asset Category       Asset Allocation         2006               2005
     --------------       ----------------   ----------------   ----------------

Equity securities             40 - 80%              65%                72%
Fixed income securities       20 - 60%              35%                28%
                                                   ---                ---

   Total                                           100%               100%
                                                   ===                ===

The Company's investment strategy is to obtain a 4.5% per year real rate of return over a three to five year time period while maintaining a moderate level of principal stability. Assets will be diversified among traditional investments in equity and fixed income instruments. It would be anticipated that a modest allocation to cash would exist within the plans, since each investment manager is likely to hold fractional cash in a portfolio.

Non-United States Pension Plan

The Company maintains a defined benefit pension plan covering the employees of its U.K. subsidiary. There are no other Non-United States defined benefit pension plans. The net periodic pension cost for the Non-U.S. defined benefit plan for 2006 and 2005 is as follows:

                                          2006      2005
                                        ------   -------
Service cost ........................   $   38   $   127
Interest cost .......................      291     2,109
Expected return on plan assets ......     (314)   (1,430)
Net amortization ....................        -       443
                                        ------   -------
   Net periodic pension cost ........   $   15   $ 1,249
                                        ======   =======

The Company began recording the U.K. pension plan under SFAS 87 during the fiscal year ended January 29, 2005. The pension plan did not have a material impact to the prior year financial statements.

In determining the net periodic pension cost, the weighted average discount rate was 6.00% and 6.25%, respectively, for the fiscal years ended January 2006 and 2005.

The Non-US plan assets consist primarily of stocks, bonds, and cash equivalents. The following table presents a reconciliation of the funded status of the plans and assumptions, based on a valuation performed at January 28, 2006 and January 29, 2005.

                                                         2006         2005
                                                     --------     --------
Change in benefit obligation:
Benefit obligation-beginning of year .............   $ (5,317)    $ (7,283)
Service cost .....................................        (38)         (27)
Interest cost ....................................       (291)        (447)
Member contributions .............................        (12)         (17)
Benefits paid ....................................        282          295
Actuarial (loss) gain ............................       (267)       2,162
                                                     --------     --------
Benefit obligation-end of year ...................   $ (5,643)    $ (5,317)
                                                     ========     ========

Change in plan assets:
Fair value of plan assets-beginning of year ......   $  4,127     $  3,814
Actual return on plan assets .....................        348          363
Employer contribution ............................        244          228
Member contributions .............................         12           17
Benefits paid ....................................       (282)        (295)
                                                     --------     --------
Fair value of plan assets-end of year ............      4,449        4,127
                                                     ========     ========
Funded status ....................................     (1,194)      (1,190)
Unrecognized net (gain) loss .....................        356          (58)
                                                     --------     --------
Accrued benefit cost .............................       (838)      (1,248)
Additional minimum liability .....................       (243)           0
                                                     --------     --------
Total accrued pension liability ..................   $ (1,081)    $ (1,248)
                                                     ========     ========

Current portion accrued pension liability ........   $   (488)    $      -
                                                     ========     ========
Long-term portion accrued pension liability ......   $   (593)    $ (1,248)
                                                     ========     ========

Range of weighted average assumptions as of the
end of January
Discount rate ....................................       5.75%        6.00%
Expected return on plan assets ...................       8.00%        8.00%
Rate of compensation increase ....................       4.05%        1.25%

The accumulated benefit obligation for the defined benefit plan for fiscal year ended January 2006 and 2005 was $5,530 and $5,317, respectively.

FASB 87 "Employer's Accounting for Pensions" requires recognition in the balance sheet of an additional minimum liability for pension plans with accumulated benefit obligation in excess of plan assets. At January 2006 and 2005, respectively, the accumulated benefit obligation exceeded the plan assets resulting in the recognition of a cumulative additional minimum pension liability of $243 and $0, an intangible asset of $0 and $0 and a cumulative charge to shareholders' equity of $243 and $0. The difference of $243 between the current year change in the additional minimum pension liability and intangible pension asset is recorded to equity. A valuation allowance has been recorded due to continuing losses incurred by the Company. Pension benefit payment amounts are anticipated to be paid as follows:

Year                       Non-U.S. Plans
----                       --------------
2007                       $          227
2008                                  232
2009                                  239
2010                                  242
2011                                  253
2012-2016                           1,543

The asset allocation for the Company's Non-U.S. pension plans at the end of 2006 and 2005 and the target allocation for 2007, by asset category, are as follows:

                           Range of Target   % of Plan Assets   % of Plan Assets
     Asset Category       Asset Allocation         2006               2005
     --------------       ----------------   ----------------   ----------------

Equity securities              40-80%               61%                 66%
Fixed income securities        20-60%               39%                 34%
                                                   ---                 ---

   Total                                           100%                100%
                                                   ===                 ===

Contributions towards retirement benefits are invested in a unit linked contract which offers a choice of both equity and no-equity linked investment options and a switch facility with in a range of investment options. Assets will be diversified among traditional investments in equity and fixed income instruments. It would be anticipated that a modest allocation to cash would exist within the plans, since each investment manager is likely to hold fractional cash in a portfolio.

United States Supplemental Executive Retirement Plan

The Company maintains a variety of non-qualified plans designed to provide additional retirement benefits to key employees of the company and its subsidiaries, the most significant of which are the Supplemental Executive Retirement Plan (SERP), the defined benefit restoration plan, the deferred compensation plan and the Oneida Ltd. security plan.

Upon retirement, SERP participants receive an annual retirement allowance, as defined by the plan, less amounts paid under the qualified retirement plan, social security and retirement allowances from previous employers. All participants under this plan are currently retired and receiving benefit payments. Outstanding liabilities amounted to $1,234 and $1,326 for fiscal years ended January 2006 and 2005, respectively. The Company incurred pension expense for fiscal years ended January 2006 and 2005 of $65 and $297, respectively.

The Company maintains an unfunded defined benefit restoration plan for certain employees designed similar to the SERP. This plan was frozen during 2005 and benefits for employees not vested were terminated. A curtailment charge of $638 was recorded as a result of the freeze amendment. For fiscal years ended January 2006 and 2005 respectively, the Company recorded an accumulated benefit obligation of $2,969 and $2,887. For fiscal years ended January 2006 and 2005, respectively, the accumulated benefit obligation exceeded the plan assets resulting in the cumulative recognition of an additional minimum pension liability of $222 and $321, an intangible pension asset of $0 and $0 and a charge to shareholders' equity, net of tax benefit, of $176 and $276. The difference of $100 between the current year change in additional minimum pension liability and intangible pension asset is recorded to equity. A deferred tax asset valuation allowance was recorded for the year ended January 2004 associated with the beginning of fiscal year 2004 benefit obligation. Due to continuing losses incurred by the Company, subsequent charges to equity from recognition of additional minimum pension liabilities are without deferred tax benefit. Pension expense for fiscal years ended 2006 and 2005, respectively was $159 and $655.

The Company offers a deferred compensation plan for select employees who may elect to defer a certain percentage of annual salary. The company does not match any contributions. Each participant earns interest based upon the Moody's Baa corporate bond rate, adjusted quarterly, on their respective deferred compensation balance. Upon retirement or termination, participants are generally paid out in monthly installments over 10 years. The company maintains a liability for total deferred compensation and accrued interest of $4,840 and $5,203 for the fiscal years ended January 2006 and 2005, respectively. Deferred compensation expense amounted to $309 and $377 for the fiscal years ended January 2006 and 2005, respectively.

The Company maintained a non-qualified security plan designed to provide supplemental retirement benefits to select management employees. The plan was terminated in 1982 and the retirement benefits frozen at that time. The Company continued to pay monthly benefits to participants of the plan until July 31, 2004, at which time the Company terminated the entire remaining liability and recorded $1,330 to other income as a result of the termination. For the fiscal years ended January 2006 and 2005, there were no liabilities associated with this plan.

Dividends on all ESOP shares are added to participant accounts. Future contributions to the ESOP will be in the form of either cash or treasury shares. The transfer of treasury shares resulted in expense for fiscal years ended January 2006 and 2005, respectively, of $0 and $0. Expense is recorded as the fair value of the treasury stock contributed to the plan

The Company also maintains a salary deferral 401(k) plan covering substantially all employees. The net pension cost associated with the Company's defined contribution plans was $98 and $129 for the fiscal years ended January 2006 and 2005, respectively.

Postretirement Health Care and Life Insurance Benefits

The Company reimbursed a portion of the health care and life insurance benefits for the majority of its domestic retired employees who had attained specified age and service requirements. During fiscal year ended January 28, 2006, the Company terminated retiree medical and drug coverage under the Buffalo China, Inc. Health Plan. During the fiscal year ended January 29, 2005, the Company terminated the Oneida Ltd. Retiree Group Medical Plan effective May 31, 2004. The Company continues to provide these benefits for employees of its Canadian subsidiary as well as continuing life insurance benefit to its Oneida Ltd. and Buffalo China retirees and employees.

Net periodic postretirement benefit cost for all plans for fiscal years ended January 2006 and 2005 included the following components:

                                                        2006         2005
                                                      ------    ---------
Service cost ................................         $   26    $     143
Interest cost ...............................            165          903
Net amortization ............................              1         (911)
Settlement Charge ...........................           (106)     (62,007)
Curtailment gain ............................            (43)        (122)
                                                      ------    ---------
Net periodic postretirement benefit cost ....         $   43    $ (61,994)
                                                      ======    =========

In determining the net periodic postretirement benefit cost, the weighted average discount rate was 6.00% and 6.25%, respectively, for the fiscal years ended January 2006 and 2005. The following table sets forth the status of the Company's postretirement plans, which are unfunded based on valuations performed at January 31, 2006 and 2005, respectively:

                                                           2006           2005
                                                       --------       --------
Change in benefit obligation
Benefit obligation - beginning of year .............   $ (2,857)      $(97,019)
Service cost .......................................        (26)          (143)
Interest cost ......................................       (165)          (903)
Benefits paid ......................................        222          3,299
Employee contributions .............................          -           (956)
Amendments .........................................        380         45,732
Settlements ........................................        106         47,603
Actuarial gain (loss) ..............................       (195)          (470)
                                                       --------       --------
Benefit obligation - end of year ...................   $ (2,535)      $ (2,857)
                                                       ========       ========

Funded status ......................................   $ (2,535)      $ (2,857)
Unrecognized net losses ............................        117            335
Unrecognized prior service cost ....................        (97)          (111)
                                                       --------       --------
Accrued postretirement benefit cost ................     (2,515)        (2,633)
    Less current portion ...........................          -              -
                                                       --------       --------
Accrued postretirement benefit cost ................   $ (2,515)      $ (2,633)
                                                       ========       ========

Weighted average assumptions as of the end of
   January
Discount rate ......................................       5.75%          6.00%
Healthcare inflation rate ..........................       6.50%          7.80%
Prescription drug inflation rate ...................        N/A            N/A

Employee Security Plan

The Company maintains an employee security plan which provides severance benefits for all eligible employees of the Company and its subsidiaries losing their jobs in the event of a change in control as defined by the plan. Employees are eligible if they have one year or more of service and are not covered by a collective bargaining agreement. The plan provides two and one half months of pay for each year of service, up to twenty-four months maximum, and a continuation of health care and life insurance benefits on the same basis. The plan was amended during fiscal year ended January 29, 2005 such that the August 9, 2004 restructuring of the Company's bank debt and related stock issuance were not deemed to be a "change of control" for the purpose of the plan.

12. STOCKHOLDERS' EQUITY

Securities outstanding include $1 par value Common Stock and 6% Cumulative Preferred Stock. Each holder of Common Stock is entitled to one vote for each share of Common Stock held. Subject to the rights of holders of 6% Cumulative Preferred Stock, holders of Common Stock are entitled to receive dividends at the discretion of the Board of Directors. In liquidation, subject to the prior rights of holders of 6% Cumulative Preferred Stock, holders of Common Stock, upon a distribution of capital assets, shall receive any and all assets remaining to be distributed after distribution to the holders of the 6% Cumulative Preferred Stock. Cumulative Preferred Stock carries no pre-emptive rights, conversion rights, redemption rights or sinking fund provisions.

Holders of 6% Cumulative Preferred Stock are entitled to receive, when and as declared from surplus or from net profits, dividends at the rate of 6% per annum which are payable in arrears. Upon liquidation and any distribution of capital assets, holders of 6% Cumulative Preferred Stock shall be entitled to receive an amount equal to the par value of the stock, plus an amount equivalent to all unpaid accumulated dividends, before any distribution is made to any other class of stock. The Company's Preferred Stock has no preference in involuntary liquidation considerably in excess of the par or stated value of the shares. Preferred Stock carries no pre-emptive rights, conversion rights and sinking fund provisions. The Company has the right to redeem the 6% Cumulative Preferred Stock upon the payment of the sum of $30 a share and an amount equivalent to all unpaid accumulated dividends thereon to the date fixed for redemption.

No shares of 6% Cumulative Preferred Stock were issued upon conversion, exercise or satisfaction of required conditions during the fiscal years ended January 28, 2006 and January 29, 2005. All shares of Common Stock that were issued upon conversion, exercise or satisfaction of required conditions are included in Note
13. As of January 28, 2006 and January 29, 2005, there is $129 of dividends in arrears on 6% Cumulative Preferred stock dividends. Under its current lending agreement, the Company is restricted from paying all dividends. Accumulated dividends during the period are deducted from income available to common shareholders to calculate earnings per share.

13. STOCK PLANS

Employee Stock Purchase Plan

At January 2006, under the terms of a qualified stock purchase plan, the Company has not reserved shares of common stock for issuance to its employees. The purchase price of the stock is the lower of 90% of the market price at the time of grant or at the time of exercise. The Company terminated the Employee Stock Purchase Plan on June 30, 2004. Unexercised rights that expired on this date were not made available for future grants.

                                                               2006        2005
                                                           --------   ---------
Outstanding at beginning of year .....................            -     239,626
Exercised during the year ............................            -     (36,628)
Expired during the year ..............................            -    (202,998)
Granted during the year ..............................            -           -
                                                           --------   ---------
Outstanding at end of year ...........................            -           -
                                                           ========   =========

Average per share price of rights exercised ..........     $      -   $    1.61
                                                           ========   =========

No expense was incurred as a result of accounting for this plan.

Stock Option Plan

Options were granted at exercise prices equal to the fair value on the date of the grant and may be paid for in cash or by tendering previously held common stock of the Company at the time the option is exercised. Stock options are non-transferable other than on death, vest over five years from date of grant and expire ten years from date of grant.

                                                         Exercise Price
                                                  -----------------------------
                                                                    (Thousands)
                                 No. of Shares        Per Share           Total
                                 -------------    -------------   -------------
Outstanding at
    January 2003 ............        1,466,767    $  7.58-28.13   $      27,332
    Granted .................          235,410            11.00           2,590
    Exercised ...............           (3,700)       7.58-9.08             (29)
    Expired .................         (253,903)                          (4,744)
                                 -------------                    -------------
Outstanding at
    January 2004 ............        1,444,574    $  7.58-28.13   $      25,149
    Granted .................           26,000        1.00-1.53              39
    Exercised ...............                0                                0
    Expired .................         (426,804)                          (7,342)
                                 -------------                    -------------
Outstanding at
    January 2005 ............        1,043,770    $  1.00-28.13   $      17,846
    Granted .................                0                                0
    Exercised ...............                0                                0
    Expired .................         (281,420)     11.00-25.56          (4,920)
                                 -------------                    -------------
Outstanding at:
    January 2006 ............          762,350    $  1.00-28.13   $      12,926
                                 =============                    =============

                       Options Outstanding at January 2006

                                                     Weighted Average      Weighted Average
Range of Exercise Prices   Options Outstanding   Remaining Life In Years    Exercise Price
------------------------   -------------------   -----------------------   ----------------
       1.00-7.58                  26,000                  9.00                  1.49
       9.08-12.42                173,100                  5.71                 11.31
      16.60-19.00                408,000                  5.39                 17.76
      21.88-28.13                155,250                  2.86                 23.72
                                 -------
                                 762,350
                                 =======

                       Options Exercisable at January 2006

                                                                    Weighted Average
Range of Exercise Prices            Options Exercisable              Exercise Price
------------------------            -------------------             ----------------
       1.00-7.58                           26,000                        1.490
       9.08-12.42                         173,100                        11.31
      16.60-19.00                         408,000                        17.76
      21.88-28.13                         155,250                        23.72
                                          -------
                                          762,350
                                          =======

There was no stock based employee compensation expense included in the Consolidated Statement of Operations. In August 2004, the Company underwent a change in control in connection with its financial restructuring that triggered accelerated vesting of certain unvested employee stock options. During the second quarter of the fiscal year ended January 2005, the Company reviewed the accounting for its stock option plans and determined that a change in vesting occurred as a result of the August 2004 change in control. The Company determined the impact of the accelerated vesting, taking into consideration the amount of pro-forma expense reported to date, and has restated the prior year's pro-forma calculation to include those remaining vesting costs that would have been reported at the October 30, 2004 balance sheet date.

Options exercisable under the plan at January 2006, 2005 and 2004 amounted to 762,350, 1,017,770 and 720,661, respectively. The weighted average exercise price of options exercisable at January 2006, 2005 and 2004 was $16.96, $18.86 and $19.04, respectively.

At the time options are exercised, the proceeds of the shares issued are credited to the related stockholders' equity accounts. There were no charges to income in connection with the options for any of the years presented.

Accounting for Stock Plans

For disclosure purpose, the fair value of options granted under both the Stock Purchase Plan and Stock Option Plan was estimated at the date of grant using a Black-Scholes options pricing model.

The Company terminated the Employee Stock Purchase Plan effective June 30, 2004. No options were granted in fiscal years ended January 2006 and January 2005. The estimated fair value of the options is expensed in the year of issue in calculating pro forma amounts.

The valuation of the Stock Option Plan used the following weighted average assumptions for fiscal years ended 2006 and 2005, respectively: risk free interest rate of 3.59% and 3.59%; dividend yield of 0.00% and 0.00%; volatility factor of the expected price of the Company's common stock of 72.18% and 72.18%; and an expected life of 5.37 and 5.37 years. There were no options granted during the fiscal year ended 2006. The fair value per share for the options granted during fiscal year ended 2005 was $0.94. The estimated fair value of the options is expensed over the five-year vesting period in calculating pro forma amounts.

Restricted Stock Award Plan

The Company has a restricted stock award plan for key employees who are expected to have a significant impact on the performance of the Company. The stock is restricted from being sold, transferred or assigned and is forfeitable until it vests, generally over a three year period. Amounts of awards are determined by the Management Development and Executive Compensation Committee of the Company's Board of Directors. Compensation expense relating to awards of restricted stock is recognized over the vesting period. There have been no restricted stock awards or expenses incurred in any of the years presented, and all previous stock awards have fully vested.

Shareholder Rights Plan

The Company maintained a shareholder rights plan. The rights were distributed to shareholders at the rate of one right per share. The rights entitle the holder to purchase one additional share of voting common stock at a substantial discount and are exercisable only in the event of the acquisition of 20% or more of the Company's voting common stock, or the commencement of a tender or exchange offer under which the offeror would own 20% or more of the Company's voting common stock. By amendment dated August 9, 2004, the amended and restated Shareholder Rights plan was effectively terminated.

14. OTHER INCOME (EXPENSE)

The components of other income (expense) for the years ended January 2006 and 2005 are summarized below:

                                                                 2006      2005
                                                             --------  --------
Other Income
   Currency exchange gain, net ...........................   $  1,338  $    604
   Interest ..............................................         23        38
   Duty drawback recovery ................................        159         -
   Gain on post retirement plan termination ..............          -    65,684
   Other .................................................      1,130       224
                                                             --------  --------
      Total other income .................................   $  2,650  $ 66,550
                                                             ========  ========

Other Expense
   Currency exchange loss, net ...........................   $ (2,599) $   (722)
   Retirement and employee security plan curtailments ....       (105)   (3,566)
   Bank fees .............................................         --       (60)
   Other .................................................        328    (2,842)
                                                             --------  --------
      Total other expense ................................   $ (2,376) $ (7,190)
                                                             ========  ========

15. OPERATIONS BY SEGMENT

The Company operates in a single business - tableware products. The Company's operations are organized by the three principal segments for its products:
Consumer, Foodservice and International. Unallocated selling, distribution and administrative costs are incurred for the marketing, advertising, design, product development, sourcing, procurement, transportation, storage, distribution and other activities on a common basis across all business segments. Additionally, to various degrees accounting, data processing, credit and collection, and payroll activities are also performed on shared basis for each of the businesses.

Financial reports are prepared for each of the three business segments and report net sales and segment contribution before unallocated costs. Segment contribution is defined as revenues less costs that are directly identified with the product, customer account, and customer order or business segment activity. Costs that can not be directly identified using these criteria are classified as unallocated. Prior to 2005, products for each of the businesses were produced in common manufacturing facilities, and hence unallocated manufacturing costs were excluded from reported segment contribution.

Beginning in fiscal 2006, the Company began evaluating its domestic Foodservice and Consumer segments, including the financial results of its Canadian subsidiary. The Company decided to view its domestic operations on a North American basis, due to similar sales and distribution channels in the region, thereby including the financial results of the Canadian operation in both the Foodservice and Consumer segments. The prior year segment disclosures have been restated to reflect this change. The change in segment reporting has no effect on reported earnings.

The Company's consumer segment sells directly to a broad base of retail outlets including department stores, mass merchandisers, Oneida Retail outlet stores and chain stores. The Company's foodservice segment sells directly or through distributors to foodservice operations worldwide, including hotels, restaurants, airlines, cruise lines, schools and healthcare facilities. The Company's international segment sells to a variety of distributors, foodservice operations and retail outlets.

The accounting policies of the reportable segments are the same as those described in Note 1 of the Notes to Consolidated Financial Statements. The Company evaluates the performance of its segments based on revenue, and reports segment contributions before unallocated manufacturing costs, unallocated selling, distribution and administrative costs, restructuring and unusual charges, interest, miscellaneous income/expenses, corporate expenses and income taxes. Had additional unallocated manufacturing costs of $34,993 been allocated to the segments in the fiscal year ended January 2005, segment direct profits would have been lower than the amounts reported. The Company does not derive more than 10% of its total revenues from any individual customer, government agency or export sales.

Segment information for the three fiscal years ended January 2006 and 2005 is as follows:

                                                                   2006           2005
                                                              ---------      ---------
Revenues
Net Sales to external customers:
   Foodservice                                                $ 163,082      $ 193,602
   Consumer                                                     125,530        154,985
   International                                                 59,218         66,449
                                                              ---------      ---------
   Total segment net sales                                      347,830        415,036
Reconciling items:
   License fees                                                   2,989          2,429
                                                              ---------      ---------
Total revenues                                                $ 350,819      $ 417,465

(Loss) income before income taxes
Segment contributions before unallocated costs
   Foodservice                                                   39,188         40,035
   Consumer                                                      18,616          4,700
   International                                                   (701)        (5,209)
                                                              ---------      ---------
   Total segment contributions                                   57,103         39,526
Unallocated manufacturing costs                                       -         34,876

Unallocated selling, distribution and administrative costs       33,224         37,393
Restructuring charges                                             5,478           (323)
Impairment charges                                                6,591         57,150
(Gain) loss on sales of assets                                     (333)        (4,573)
Other income                                                     (2,650)       (66,550)
Other (expense)                                                   2,376          7,190

Interest expense and deferred financing costs                    33,035         22,637
                                                              ---------      ---------
(Loss) income before income taxes                             $ (20,618)     $ (48,274)
                                                              =========      =========

                                                                   2006           2005
                                                              ---------      ---------
Total assets:
   Foodservice ....................................           $ 150,748      $ 161,163
   Consumer .......................................              84,259         94,498
   International ..................................              46,067         59,869
   Shared Assets (a) ..............................              19,097         13,282
                                                              ---------      ---------
     Total ........................................           $ 300,171      $ 328,812
                                                              =========      =========

Goodwill:
    Foodservice ...................................           $  79,506      $  79,506
    Consumer ......................................              30,354         30,354
    International .................................               6,226         11,243
                                                              ---------      ---------
     Total ........................................           $ 116,086      $ 121,103
                                                              =========      =========

      (a) Shared Assets represent assets that provide economic benefit to all of the Company's Operating segments. Shared assets are not allocated to operating segments for internal reporting or decision making purposes.

16. SUBSEQUENT EVENTS

On March 19, 2006 (the "Petition Date"), the Company filed with the Bankruptcy Court voluntary petitions for relief under chapter 11 of the Bankruptcy Code. The Company is continuing in possession of their respective properties and continuing to operate and manage their businesses as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code. On March 21, 2006, the Bankruptcy Court entered an order (Docket No. 33) that the Debtors' chapter 11 cases (the "Chapter 11 Cases") be procedurally consolidated and jointly administered for procedural purposes only under Case No. 06-01489. The Honorable Allan L. Gropper is presiding over the Chapter 11 Cases. As of the date hereof, no request has been made for the appointment of a trustee or examiner in these cases. On April 10, 2006, the Office of the United States Trustee appointed an official committee of unsecured creditors (Docket No. 125).

Joint Prenegotiated Plan of Reorganization

As discussed in Note 2(a), on the Petition Date, the Company filed with the Bankruptcy Court, among other things, the Plan. The Plan provides for, among other things, (1) repayment in full of the Debtors' then outstanding debtor in possession financing and the Tranche A Loan pursuant to a $170 million exit financing facility for which the Company has received a firm commitment from Credit Suisse, (2) conversion of the Tranche B Loan into 100% of the issued and outstanding equity of reorganized Oneida as of the effective date of the Plan,
(3) a distribution to the PBGC of a $3 million promissory note that (a) has a variable rate of interest if the PBGC votes to accept and does not object to the Plan and (b) is non-interest bearing in the event that the PBGC either votes to reject or objects to the Plan, (4) payment in full of all other allowed general unsecured claims of the Company and (v) cancellation of all of Oneida's existing equity interests.

The Company has entered into the Plan Support Agreement with 94% of the prepetition lenders holding Tranche A Loans and 100% of the prepetition lenders holding Tranche B Loans. Based on the number and percentage of prepetition lenders that have executed the Plan Support Agreement, the Company believes that they have received commitments from a sufficient number of prepetition lenders to confirm the Plan. The Company anticipates that the Plan will be confirmed approximately 90 days from the Petition Date.

Financing

The DIP Credit Agreement

On the Petition Date, the Company filed with the Bankruptcy Court a motion for interim and final orders approving (i) the proposed Revolving Credit and Guaranty Agreement (the "DIP Credit Agreement") among Oneida Ltd., as borrower, each of the other Debtors, as guarantors, the lenders party thereto from time to time and JPMorgan Chase Bank, N.A., as administrative and collateral agent (the "DIP Agent"), by which the Company plans to finance their operations during the Chapter 11 Cases, and (ii) an adequate protection package for the benefit of the lenders under the Company's prepetition credit agreement (Docket No. 20). The DIP Credit Agreement provides for a total revolving commitment of $40 million, which includes availabilities for the issuance of letters of credit from a group of lenders led by the DIP Agent.

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The DIP Credit Agreement provides the Company with a $40 million senior secured priming facility which, subject to certain limitations, permits the Company to lend or advance funds to, or make intercompany investments in, their subsidiaries. The DIP Credit Agreement provides for the repayment in full of the Company's prepetition revolving loans upon entry of the interim order. The Company believes that the DIP Credit Agreement will provide adequate liquidity to fund operations during the Chapter 11 Cases and to implement the Plan.

The Bankruptcy Court, on March 21, 2006, entered an order approving the DIP Credit Agreement on an interim basis (Docket No. 35) and, on April 7, 2006, entered an order approving the DIP Credit Agreement on a final basis (Docket No.
116).

The Exit Facility

The Plan contemplates the Company entering into a certain $170 million credit facility (the "Exit Facility") to be provided to Oneida Ltd., as reorganized on or after the effective date of the Plan, pursuant to which the Company will finance their emergence from chapter 11. The Exit Facility provides for a five-year revolving commitment of $80 million and a $90 million six-year term loan. In connection with procurement of the Exit Facility, the Company is required to pay an arrangement fee to Credit Suisse. On March 27, 2006, the Debtors filed with the Bankruptcy Court a motion for an order authorizing the Debtors to pay this fee (Docket No. 64). A hearing on the motion was held on April 17, 2006, and the Bankruptcy Court is considering approval of the motion on a final basis.

Pension Plan Termination

On the Petition Date, the Company filed with the Bankruptcy Court a motion for an order (i) determining that the Company satisfies the financial requirements, as set forth in the Employee Retirement Income Security Act of 1974, as amended, and in the rules and regulations promulgated thereunder, for distress termination of the Debtors' three tax qualified single-employer defined benefit pension plans (the "Oneida Pension Plans") and (ii) approving termination of the Oneida Pension Plans (Docket No. 22) (the "Pension Termination Motion").

While the Company is seeking authority of the Bankruptcy Court to terminate each of the Oneida Pension Plans, the Debtors are in continuing discussions with the relevant stakeholders to determine whether it is feasible for the Debtors to retain the Retirement Income Plan for Employees of Buffalo China, Inc. and the GMP - Buffalo China, Inc. Pension Plan for Employees Who Are Members of Local 76A (collectively, the "Buffalo China Pension Plans"), both of which are substantially smaller than the Retirement Plan for the Employees of Oneida Ltd. (the "Oneida Plan"). To be clear, under no circumstances could the Company retain the Oneida Plan. If the Company and the relevant stakeholders jointly determine that it is feasible to retain the Buffalo China Pension Plans, they will file a notice with the Bankruptcy Court, prior to the confirmation hearing to consider confirmation of the Plan, withdrawing the motion with respect to the Buffalo China Pension Plans.

A hearing has been scheduled for May 1, 2006, at which the Bankruptcy Court will consider the Pension Termination Motion.

Sale of Real Property

On March 28, 2006, the Company filed with the Bankruptcy Court a motion for an order (i) approving the sale of a distribution facility located in Buffalo, New York in accordance with the terms of a prepetition sale agreement, (ii) authorizing the Company to enter into certain post-closing leases relating to office space and decorating space, (iii) authorizing the Company to purchase the title to certain leased equipment in order to transfer title to the purchaser in accordance with the prepetition sale agreement and (iv) approving any occupancy agreement entered into between the Company and the purchaser, effective nunc pro tunc to the date of any such agreement, and authorizing the Company to perform thereunder (Docket No. 71). On April 17, 2006, the Bankruptcy Court entered an order approving the motion on a final basis (Docket No. 148).

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